Filed Pursuant to Rule 424(b)(5)
File No. 333-297915

PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED SEPTEMBER 2, 2026

U.S.$1,000,000,000

Government of Jamaica

6.250% Notes due 2037

The Government of Jamaica (“Jamaica”) is offering U.S.$1,000,000,000 of its 6.250% Notes due 2037 (the “notes”). The notes will constitute direct, general, unconditional and unsubordinated External Indebtedness (as defined in the accompanying prospectus) of Jamaica for which the full faith and credit of Jamaica is pledged. The notes will rank without any preference among themselves and equally with all other unsubordinated External Indebtedness of Jamaica. It is understood that this provision will not be construed so as to require Jamaica to make payments under the notes ratably with payments being made under any other External Indebtedness. Jamaica will pay principal on the notes in three installments, 33.33% due on September 17, 2035, 33.33% due on September 17, 2036 and 33.34% due on September 17, 2037.

Jamaica will pay interest on the outstanding principal of the notes semi-annually in arrears on March 17 and September 17 of each year, commencing on March 17, 2027 at an annual rate of 6.250%. The notes will mature on September 17, 2037. Jamaica may, at its option, redeem the notes, in whole or in part, before maturity at the applicable redemption price described under “Description of the Notes—Optional Redemption” in this prospectus supplement.

The notes are being offered globally for sale in jurisdictions where it is lawful to make such offers and sales. Jamaica has applied for the notes to be listed on the Official List of the Luxembourg Stock Exchange and traded on the Euro MTF Market (“Euro MTF”) of that exchange.

This Prospectus Supplement constitutes a Prospectus for the purpose of Part IV of the Luxembourg law dated July 16, 2019 on Prospectuses for Securities.

The Euro MTF is not a regulated market for purposes of Directive 2014/65/EU on markets in financial instruments (as amended, “MiFID II”) or Regulations (EU) No 600/2014 as it forms part of United Kingdom domestic law by virtue of the European Union (Withdrawal) Act 2018 (“UK MiFIR”).

Investing in the notes involves risks. See “Risk Factors” beginning on page S-8 of this prospectus supplement.

Neither the U.S. Securities and Exchange Commission nor any other regulatory body has approved or disapproved these securities or passed upon the adequacy or accuracy of this prospectus supplement or the prospectus to which it relates. Any representation to the contrary is a criminal offense.

Some of the notes will be offered and sold in transactions that are exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”) pursuant to Regulation S thereunder, and this prospectus supplement may be used in connection with such offers and sales.

	Public offering price(1)	Underwriting discount	Proceeds, before expenses, to Jamaica
Per note	100.000%	0.170%	99.830%
Total for the notes	U.S.$1,000,000,000	U.S.$1,700,000	U.S.$998,300,000

(1)	Plus accrued interest, if any, from and including September 17, 2026 to, but excluding the settlement date if settlement occurs after such date.

Delivery of the notes in book-entry form will be made on or about September 17, 2026.

Global Coordinator

Citigroup

Joint Lead Managers and Joint Bookrunners

Citigroup	Scotiabank

The date of this prospectus supplement is September 10, 2026.

N
W
E
S
Caribbean Sea
Montego Bay
Ocho Rios
Negril
Port Antonio
Mandeville
Spanish Town
Kingston
Caribbean Sea

Gulf of Mexico
THE BAHAMAS
Atlantic Ocean
MEXICO
CUBA
HAITI
DOM. REP.
JAMAICA
Puerto Rico (U.S.)
BELIZE
Caribbean Sea
HONDURAS
EL SALVADOR
NICARAGUA
COSTA RICA
PANAMA
COLOMBIA
VENEZUELA

ABOUT THIS PROSPECTUS SUPPLEMENT

This document consists of two parts. The first part is this prospectus supplement, which describes the specific terms of this offering. The second part, the accompanying prospectus, gives more general information, some of which may not apply to this offering. If information in this prospectus supplement is inconsistent with the accompanying prospectus, investors should rely on the information in this prospectus supplement. This prospectus supplement, the accompanying prospectus and the documents incorporated by reference into each of them include important information about Jamaica, the notes being offered and other information investors should know before investing in the notes.

PROHIBITION OF SALES TO EEA RETAIL INVESTORS

The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (the “EEA”). For the purposes, of this provision, (a) the expression “retail investor” means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of MiFID II; (ii) a customer within the meaning of Directive (EU) 2016/97 (as amended, the “IDD”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129 (as amended, the “Prospectus Regulation”); and (b) the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes. Consequently, no key information document required by Regulation (EU) No. 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

Each person of the EEA who receives any communication in respect of, or who acquires any notes under, the offers to the public contemplated in this prospectus supplement, or to whom the notes are otherwise made available, will be deemed to have represented, warranted, acknowledged and agreed to and with each underwriter and Jamaica that it and any person on whose behalf it acquires notes is not a “retail investor” (as defined above).

PROHIBITION OF SALES TO UK RETAIL INVESTORS

The notes described in this offering are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom (“UK”). For the purposes of this paragraph, (a) a “retail investor” means a person who is either one (or both) of the following: (i) not a “professional client”, as defined in point (8) of Article 2(1) of UK MIFIR; or (ii) not a “qualified investor” as defined in paragraph 15 of Schedule 1 to the Public Offers and Admissions to Trading Regulations 2024 (the “POATR”) and (b) and the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the relevant notes to be offered so as to enable an investor to decide to buy or subscribe for the notes. Consequently, no disclosure document required by the FCA Product Disclosure Sourcebook (“DISC”) for offering, selling or distributing the notes or otherwise making them available to UK retail investors in the UK has been prepared and, therefore, offering, selling or distributing the notes or otherwise making them available to any UK retail investor in the UK may be unlawful under the DISC and the Consumer Composite Investments (Designated Activities) Regulations 2024 (the “CCI Regulations”).

In the United Kingdom, this document is for distribution only to persons who (i) have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Financial Promotion Order”), (ii) are persons falling within Article 49(2)(a) to (d) (“high net worth companies, unincorporated associations etc.”) of the

Financial Promotion Order, (iii) are outside the United Kingdom, or (iv) are persons to whom an invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000 (“FSMA”)) in connection with the issue or sale of any securities may otherwise lawfully be communicated or caused to be communicated (all such persons together being referred to as “relevant persons”). Accordingly, by accepting delivery of this offering, the recipient warrants and acknowledges that it is such a relevant person. This document is directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this document relates is available only to relevant persons and will be engaged in only with relevant persons.

STABILIZATION

In connection with the offering of the notes, the underwriter or underwriters (if any) acting as “Stabilizing Manager(s)” (or persons acting on their behalf) may over-allot notes or effect transactions with a view to supporting the market price of the notes during the stabilization period at a level higher than that which might otherwise prevail. However, stabilization may not necessarily occur. Any stabilization action may begin on or after the date of adequate public disclosure of the terms of the offer of the notes and, if begun, may cease at any time, but it must end no later than the earlier of 30 days after the issue date of the notes and 60 days after the date of allotment of the notes. Any stabilization action or over-allotment must be conducted by the relevant Stabilizing Manager(s) (or persons acting on their behalf) in accordance with all applicable laws and rules and will be undertaken at the offices of the Stabilizing Manager (s) (or persons acting on their behalf) and on the Euro MTF Market.

INTRODUCTORY STATEMENTS

Jamaica accepts responsibility for the information contained in this prospectus supplement and the prospectus that accompanies it. To the best of the knowledge and belief of the Government of Jamaica (which has taken all reasonable care to ensure that such is the case), the information contained in this prospectus supplement and the accompanying prospectus accurately reflects the facts and does not omit anything likely to affect the import of such information.

The Government of Jamaica is a foreign sovereign government. Foreign sovereign governments are generally immune from lawsuits and from the enforcement of judgments under United States laws; however, foreign sovereign governments may waive this immunity, and limited exceptions to this immunity are set forth in the U.S. Foreign Sovereign Immunities Act of 1976 (the “Foreign Sovereign Immunities Act”). See “Enforcement of Claims” and “Description of the Debt Securities—Jurisdiction, Consent to Service, Enforcement of Judgments and Immunities from Attachment” in the accompanying prospectus.

The distribution of this prospectus supplement and the accompanying prospectus and the offering of the notes may be legally restricted in some countries. If you wish to distribute this prospectus supplement or the accompanying prospectus, you should observe any applicable restrictions. This prospectus supplement and the accompanying prospectus should not be considered an offer, and it is prohibited to use them to make an offer, in any state or country in which the making of an offer of the notes is prohibited.

Unless otherwise indicated, all references in this prospectus supplement to “JA dollars” and “J$” are to Jamaica dollars, the lawful national currency of the country of Jamaica, and those to “U.S. dollars” or “U.S.$” are to the lawful currency of the United States of America. Unless the context otherwise requires, references to “Jamaica” are references to the Government of Jamaica.

The official exchange rate published by the Bank of Jamaica for U.S. dollars on September 1, 2026 was J$159.21 per U.S.$1.00.

SUMMARY

This summary highlights information contained in this prospectus supplement and the accompanying prospectus and may not contain all of the information that may be important to you. You should read this summary along with the more detailed description appearing elsewhere in this prospectus supplement and in the accompanying prospectus.

Issuer	Government of Jamaica.

Notes	U.S.$1,000,000,000 6.250% Notes due 2037.

Issue Price	100.000% of the principal amount of the notes plus accrued interest, if any, from and including September 17, 2026 to, but excluding, the settlement date if settlement occurs after such date.

Maturity Date	The notes will mature on September 17, 2037 and will amortize in three installments, 33.33% due on September 17, 2035, 33.33% due on September 17, 2036 and 33.34% due on September 17, 2037.

Interest	The notes will bear interest at a rate of 6.250% per annum on the outstanding principal amount payable semi-annually in arrears in U.S. dollars on March 17 and September 17 of each year, commencing on March 17, 2027.

Withholding Tax and Additional Amounts	Jamaica will make all payments of principal and interest on the notes without withholding or deduction for any Jamaican taxes, except in certain limited circumstances. See “Taxation” in the accompanying prospectus.

Further Issues	Jamaica may from time to time, without your consent, create and issue additional debt securities having the same terms and conditions as the notes offered by this prospectus supplement (or the same except for the amount of the first interest payment). Jamaica may consolidate the additional debt securities to form a single series with the applicable outstanding notes provided, however, that unless such additional debt securities are issued under a separate CUSIP, ISIN or other identifying number, such additional debt securities must be fungible for U.S. federal income tax purposes with the applicable outstanding notes.

Book-Entry Delivery, Form and Denominations	The notes will be issued in fully registered book-entry form without coupons in minimum denominations of U.S.$200,000 of original principal amount and integral multiples of U.S.$1,000 in excess thereof. The notes will be represented by one or more global securities, registered in the name of Cede & Co. as nominee of The Depository Trust Company (“DTC”). Beneficial interests in the global securities will be shown on, and the transfer thereof will be effected through, records maintained by DTC. See “Global Clearance and Settlement.”

Status of the Notes	The notes will constitute direct, general, unconditional and unsubordinated External Indebtedness of Jamaica for which the full faith and credit of Jamaica is pledged. The notes will rank without any preference among themselves and equally with all other unsubordinated External Indebtedness of Jamaica. It is understood that this provision will not be construed so as to require Jamaica to make payments under the notes ratably with payments being made under any other External Indebtedness. See “Description of the Notes—Status of the Notes.”

Events of Default	The notes will contain certain events of default, the occurrence of which may permit noteholders to accelerate Jamaica’s obligations under the notes prior to maturity. See “Description of the Notes—Default; Acceleration of Maturity.”

Optional Redemption	The notes will be subject to redemption at the option of Jamaica before maturity. See “Description of the Notes—Optional Redemption” in this prospectus supplement.

Negative Pledge	The notes will contain certain covenants, including a negative pledge covenant that will restrict Jamaica from creating or permitting to exist (subject to certain exceptions) any security interest on any of its present or future revenues or assets. See “Description of the Notes—Negative Pledge.”

Payments of Principal and Interest	Jamaica will arrange for payments to be made on the book-entry notes by wire transfer to the applicable clearing system, or to its nominee, as the registered owner of the notes, which will receive the funds for distribution to the holders.

Jamaica will arrange for payments to be made on any registered certificated notes on the specified payment dates to the registered holders of the notes. Jamaica will arrange for such payments by wire transfer or by check mailed to the holders at their registered addresses. See “Description of the Notes—Payment of Principal and Interest.”

Listing	Jamaica has applied to have the notes listed on the Official List of the Luxembourg Stock Exchange and traded on the Euro MTF Market of that exchange. The Euro MTF is not a regulated market for purposes of MiFID II or UK MiFIR. No assurances can be given by Jamaica that such application will be approved or that such listing will be maintained.

Use of Proceeds

The net proceeds to Jamaica from the sale of the notes will be approximately U.S.$997,600,000, after the deduction of the underwriting discount and Jamaica’s share of the expenses in connection with the sale of the notes, which are estimated to be approximately U.S.$700,000. Jamaica intends to use a portion of the net proceeds of the sale of the notes offered hereby to fund the payment for any notes accepted in the tender offer (the “Tender Offer”) made pursuant to Jamaica’s Invitation for Offers to Tender for Cash (the “Invitation”) its 6.750% Notes due 2028, 8.500% Notes due 2036 and 8.000% Notes due 2039 (collectively, the “Invitation Notes”), and to use approximately U.S.$590,000,000 of the proceeds for general budgetary purposes.

Certain direct and indirect affiliates of Jamaica hold Invitation Notes. To the extent these entities decide to participate in the Tender Offer and tender any or all Invitation Notes they hold, they may receive consideration from us.

Taxation	See “Taxation” below and “Taxation” in the accompanying prospectus for a discussion of the U.S. and Jamaican tax consequences associated with an investment in the notes. Investors should consult their own tax advisors in determining the tax consequences of the purchase, ownership and disposition of the notes.

Trustee, Principal Paying Agent and Registrar	Deutsche Bank Trust Company Americas.

Paying Agent and Transfer Agent	Deutsche Bank Luxembourg S.A.

Risk Factors	See “Risk Factors” and the other information included and incorporated by reference in this prospectus supplement and the accompanying prospectus for a discussion of the factors you should carefully consider before investing in the notes.

Governing Law	The notes and the indenture are governed by and construed in accordance with the laws of the State of New York, except with respect to their authorization and execution, which will be governed by and construed in accordance with the laws of Jamaica. See “Description of the Notes—Governing Law and Submission to Jurisdiction.”

RISK FACTORS

Your decision to invest in the notes involves risk. We urge you to read carefully this prospectus supplement and the accompanying prospectus in their entirety and to note, in particular, the following risk factors.

Risk Factors Relating to Jamaica

Any investment in securities of a sovereign in an emerging market, such as the notes, involves significant risks.

Jamaica is an emerging market economy, and investing in securities of emerging markets issuers generally involves a higher degree of risk. Social and macroeconomic factors may also affect economic and fiscal results. Investing in securities of issuers in emerging markets, such as Jamaica, generally involves a higher degree of risk than investments in securities of corporate or sovereign issuers from more developed countries. Factors that adversely affect emerging market countries, such as Jamaica, include, among others, the following:

•	fiscal deficits;

•	dependence on external financing;

•	high interest rates;

•	devaluation or depreciation of the currency;

•	lack of adequate infrastructure necessary to accelerate economic growth;

•	high inflation; and

•	adverse changes in governmental economic, tax or other policies.

Any of these factors may have an adverse effect on the condition of Jamaica, while volatility in the markets for securities similar to the notes may adversely affect the liquidity of, and trading market for, the notes.

Developments in Jamaica’s trading partners may materially and adversely affect Jamaica and its ability to service the notes.

If interest rates increase significantly in developed economies, including the United States, Jamaica’s trading partners could find it more difficult and expensive to borrow capital and refinance existing debt, which could adversely affect economic growth in those countries. Decreased growth on the part of Jamaica’s trading partners could have a material adverse effect on the markets for Jamaican exports and tourism and, in turn, adversely affect the Jamaican economy. An increase in interest rates in developed economies would also increase Jamaica’s debt service requirements with respect to its debt obligations that accrue interest on a floating rate basis, which could adversely affect the ability of Jamaica to service its public debt generally, including the notes.

Depreciation or appreciation of the JA dollar could have a material adverse effect on the Jamaican economy and Jamaica’s ability to service the notes.

We cannot assure you that the JA dollar will not depreciate or appreciate significantly in the future. Either a significant appreciation or a significant depreciation could have a material adverse effect on the Jamaican economy and the general ability of Jamaica to service its public debt, including the notes.

Jamaica has experienced economic problems and may continue experiencing economic problems, which may affect Jamaica’s ability to service its debt, including the notes.

Jamaica has experienced volatility in its macroeconomic drivers and has experienced economic crises in recent decades. The Jamaican economy expanded in terms of Real GDP 0.1% in 2025 compared to 2024,

contracted by 0.5% in 2024 compared to 2023 and expanded by 2.8% in 2023 compared to 2022. Jamaica cannot offer any assurance that the Jamaican economy will grow in the future. Economic growth depends on a variety of factors, including, among others, the sustainability of tourism, the stability and competitiveness of the JA dollar against foreign currencies, confidence among Jamaican consumers and foreign and domestic investors and their rates of investment in Jamaica, the willingness and ability of businesses to engage in new capital spending and the rate of inflation. Some of these factors are outside of Jamaica’s control. If Jamaica experiences economic problems, Jamaica may have difficulty in servicing the notes.

Jamaica faces long-term economic challenges, including:

•	a substantial merchandise trade deficit;

•	social problems relating to high unemployment, poverty and crime;

•	high debt levels; and

•	high energy costs.

The Jamaican economy remains vulnerable to external shocks, including natural disasters such as hurricanes, which could have a material adverse effect on economic growth and Jamaica’s ability to make payments on its debt, including the notes.

Jamaica’s economy is vulnerable to external shocks. A reduction in tourism, as a result of economic decline in other countries or natural disasters, such as hurricanes, may cause a reduction in revenue and could have an adverse effect on the Jamaican economy. In addition, a significant decline in the economic growth of any of Jamaica’s major trading partners, especially the United States, could have an adverse effect on Jamaica’s balance of trade and adversely affect Jamaica’s economic growth. The United States is Jamaica’s largest export market. Jamaica’s economy also benefits substantially from remittances, which tend to decline during global and U.S. economic downturns. A significant decrease in remittances from Jamaicans living abroad may lead to depreciation of the JA dollar and negatively affect the ability of Jamaica to meet its external debt obligations. Jamaica cannot assure you that events affecting other markets will not have a material adverse effect on Jamaica’s growth and its ability to service its public debt, including the notes.

On October 28, 2025, Hurricane Melissa, the third strongest Atlantic hurricane of record, passed through Jamaica destroying critical electricity infrastructure, communication networks, renewable energy systems and gas stations, with damages estimated at U.S.$8.8 billion. Seven of Jamaica’s western parishes experienced devastating hurricane force winds, storm surges and heavy rainfall, which caused flooding, landslides, and widespread destruction. Jamaica’s tourism industry was also severely impacted by Hurricane Melissa, with major hotels damaged across the main resort areas including Montego Bay, Negril, Ocho Rios and the South Coast, and airports and cruise ship piers closed for a period of time. The effects of this natural disaster may continue to adversely affect the development and performance of key sectors of the country’s economy.

Jamaica may be unable to obtain financing on satisfactory terms in the future and its ability to service its public debt may be adversely affected.

Jamaica’s future fiscal results may be insufficient to meet its debt service obligations and it may have to rely in part on additional financing from the domestic and international capital markets on satisfactory terms in order to meet its future debt service obligations. In the future, Jamaica may not be able or willing to so access the international capital markets, and this may have a material adverse effect on Jamaica’s ability to service its public debt, including the notes.

Jamaica relies heavily on foreign oil supplies, which may be disrupted or increase in cost in the future.

Jamaica is dependent on imported fossil fuels to satisfy domestic energy consumption. Jamaica receives approximately 62% of its energy requirements from imported oil and approximately 26% of its energy requirements from imported natural gas. In August 2005, Jamaica entered into the PetroCaribe Agreement (the “PetroCaribe Agreement”) with the government of Bolivarian Republic of Venezuela (“Venezuela”) under which Venezuela has agreed to make available to Jamaica a portion of the value of Jamaica’s purchases of oil as a concessionary loan facility, the terms of which are determined by the prevailing price per barrel of oil internationally. In light of current sanctions against Venezuela, Jamaica is not currently receiving any crude oil imports under the PetroCaribe Agreement, nor has it received such imports in the past three years nor does it currently expect to receive any oil from Venezuela under the PetroCaribe Agreement. Following the imposition of U.S. sanctions against Venezuela, and until July 2021, any amounts due from Jamaica under the PetroCaribe Agreement were placed in a segregated account with the Bank of Jamaica, which as of July 2026, totaled approximately U.S.$45 million. Since July 2021, following an arbitration award to third-party claimants against Venezuela and as ordered by the Supreme Court of Judicature of Jamaica, Jamaica has made payments owed under the PetroCaribe Agreement totaling approximately U.S.$28.3 million from the segregated account into a receivership benefitting such claimants, in compliance with the terms of a relevant specific OFAC license. Any disruption of oil supplies or a significant increase in international oil prices may have a material adverse effect on the Jamaican economy and Jamaica’s ability to service its debts, including the notes.

Furthermore, ongoing geopolitical tensions or military conflict in the Middle East, including involving Iran, may cause significant uncertainty and may contribute to volatility in global energy markets, including increased fuel prices and shipping channel disruptions. Volatility in global energy prices may also contribute to higher domestic energy costs for Jamaica and could place upward pressure on inflation. While the full extent of the impact of these conflicts remains to be seen as of the date of this prospectus supplement, the effects of such conflicts could negatively affect Jamaica’s economic growth, inflation and fiscal revenues.

There can be no assurances that Jamaica’s credit ratings will improve or remain stable, or that they will not be downgraded, suspended or cancelled by the rating agencies.

Jamaica’s long-term foreign-currency debt is currently rated sub-investment grade by the three leading rating agencies. As of February 5, 2026, Fitch Ratings affirmed Jamaica’s credit rating at “BB-,” with the outlook remaining “stable.” As of September 25, 2025, S&P Global Ratings upgraded the “BB-” credit rating of Jamaica to “BB” and affirmed Jamaica’s outlook as “positive.” As of December 19, 2025, Moody’s upgraded the “B1” credit rating of Jamaica to “Ba3” and revised Jamaica’s outlook from “positive” to “stable.”

Ratings address the creditworthiness of Jamaica and the likelihood of timely payment of Jamaica’s long-term bonds. There can be no assurances that Jamaica’s credit ratings will be improved or maintained or that they will not be downgraded, suspended or cancelled. Any credit rating downgrade, suspension or cancellation may adversely affect the trading price of Jamaica’s debt securities (including the notes), which could potentially affect Jamaica’s cost of funds in the international capital markets and the liquidity of and demand for Jamaica’s debt securities.

The ongoing conflicts between Russia and Ukraine and in the Middle East, could have a material adverse effect on Jamaica’s economy and its ability to raise funding in the external debt markets in the future.

The Russia-Ukraine conflict contributed to the upward pressure to global prices for certain commodities and affected conditions in the international capital markets. In addition, the conflict in the Middle East has disrupted global commodity production, trade routes and supply chains. Although the full extent and duration of these conditions remain uncertain, further escalation could disrupt global trade, materially affect the performance of the Jamaican economy and, as a result, negatively affect Jamaica’s ability to raise funding in the external debt markets in the future.

Risks Related to the Notes and the Offering

The price at which the notes may trade in the secondary market is uncertain.

Jamaica has been advised by the underwriters that the underwriters may make a market in the notes but they are not obligated to do so and may discontinue market making at any time without notice. Application has been made to list the notes on the Official List of the Luxembourg Stock Exchange and for trading on the Euro MTF Market of the Luxembourg Stock Exchange. No assurance can be given as to the liquidity of the trading market for the notes. The price at which the notes may trade in the secondary market is uncertain. Even if the notes are listed, there is no assurance that the listing will be maintained.

It may be difficult or impossible to enforce judgments of courts of the United States and other jurisdictions against Jamaica.

Jamaica is a foreign sovereign government. Foreign sovereign governments and agencies and instrumentalities thereof are generally immune from lawsuits and from the enforcement of judgments under U.S. law, but may waive this immunity or may be subject to limited exceptions to this immunity, as set forth in the U.S. Foreign Sovereign Immunities Act of 1976, as amended, or the Foreign Sovereign Immunities Act.

Jamaica, except as provided below, irrevocably waives and agrees not to plead any immunity, including sovereign immunity, from the jurisdiction of any state or federal court in the Borough of Manhattan, the City of New York, to which it might otherwise be entitled in any action arising out of or based upon the notes to the fullest extent permitted by applicable law. However, Jamaica reserves the right to plead sovereign immunity under the Foreign Sovereign Immunities Act with respect to actions brought against it under U.S. federal securities laws or any state securities laws. In the absence of a waiver of immunity by Jamaica with respect to such actions, it would not be possible to obtain a U.S. judgment in such action unless a court were to determine that Jamaica is not entitled to sovereign immunity under the Foreign Sovereign Immunities Act with respect to that action. Moreover, it may not be possible to enforce a judgment obtained under the Foreign Sovereign Immunities Act against Jamaica’s property located in the United States except under the limited circumstances specified in the Foreign Sovereign Immunities Act.

The notes will contain provisions that permit Jamaica to amend the payment terms without the consent of all holders.

The notes will contain provisions regarding acceleration and voting on amendments, modifications and waivers which are commonly referred to as “collective action clauses.” Under these provisions, certain key terms of the notes of a series may be amended, including the maturity date, interest rate and other payment terms, without consent of the holders of such notes.

USE OF PROCEEDS

The net proceeds to Jamaica from the sale of the notes will be approximately U.S.$997,600,000, after the deduction of the underwriting discount and Jamaica’s share of the expenses in connection with the sale of the notes, which are estimated to be approximately U.S.$700,000. Jamaica intends to use a portion of the net proceeds of the sale of the notes offered hereby to fund the payment for any notes accepted in the Tender Offer made pursuant to Jamaica’s Invitation for Offers to Tender for Cash the Invitation Notes, and to use approximately U.S.$590,000,000 of the proceeds for general budgetary purposes.

Certain direct and indirect affiliates of Jamaica hold Invitation Notes. To the extent these entities decide to participate in the Tender Offer and tender any or all Invitation Notes they hold, they may receive consideration from us.

DESCRIPTION OF THE NOTES

General

The notes will constitute direct, general, unconditional and unsubordinated External Indebtedness of Jamaica for which the full faith and credit of Jamaica is pledged. The notes will rank equally with all other unsubordinated External Indebtedness of Jamaica. It is understood that this provision will not be construed so as to require Jamaica to make payments under the notes ratably with payments being made under any other External Indebtedness. The notes will be issued under an indenture (the “Base Indenture”), dated as of July 28, 2015, between Jamaica and Deutsche Bank Trust Company Americas, as trustee, principal paying agent and registrar (the “Trustee”), as supplemented by a first supplemental indenture, dated as of February 11, 2016 (the “First Supplemental Indenture” and, together with the Base Indenture, the “Indenture”).

The notes are a series of debt securities described herein. The following statements are subject to the provisions of the Indenture and the notes, as applicable. This summary does not purport to be complete and the description below may not contain all of the information that is important to you as a potential investor in the notes. Jamaica filed (i) the Base Indenture, which included a form of the notes, as an exhibit to Jamaica’s amendment to the annual report on Form 18-K/A for the year ended March 31, 2015 filed with the SEC on August 12, 2015 and (ii) the First Supplemental Indenture as an exhibit to Jamaica’s amendment to the annual report on Form 18-K/A for the year ended March 31, 2015 filed with the SEC on February 17, 2016. You should refer to the Base Indenture and the First Supplemental Indenture, and the forms of notes that Jamaica will file as an exhibit to an amendment to Jamaica’s annual report on Form 18-K for the fiscal year ended March 31, 2026 for more complete information concerning the Indenture and the notes. Capitalized terms not defined below shall have the respective meanings given in the accompanying prospectus.

The notes will:

•	be issued in an aggregate principal amount of U.S.$1,000,000,000;

•	bear interest at 6.250% per year on the outstanding principal amount from September 17, 2026;

•	mature on September 17, 2037 and amortize in three installments, 33.33% due on September 17, 2035, 33.33% due on September 17, 2036 and 33.34% due on September 17, 2037;

•	be redeemable at the option of Jamaica before maturity (see “—Optional Redemption” below);

•	pay interest on March 17 and September 17 of each year, commencing on March 17, 2027; and

•

pay interest to the persons in whose names the notes are registered on the record date, which is the close of business on the preceding March 2 or September 2 (whether or not a business day), as the case may be. Interest will be calculated on the basis of a 360-day year, consisting of twelve 30-day months.

Jamaica has applied for the notes to be listed on the Official List of the Luxembourg Stock Exchange and traded on the Euro MTF Market of that exchange. No assurances can be given by Jamaica that such application will be approved or that such listing will be maintained. In addition, Jamaica will maintain a paying agent and transfer agent in Luxembourg so long as any of the notes are admitted to trading on the Euro MTF Market and the rules of the Luxembourg Stock Exchange so require.

Book-Entry

Jamaica will issue the notes in the form of one or more fully registered global notes. Jamaica will deposit the global notes with DTC and register the global notes in the name of Cede & Co. as DTC’s nominee. Beneficial interests in the global notes will be represented by, and transfers thereof will be effected only through, book-entry accounts maintained by DTC and its participants.

Certificated Securities

In circumstances detailed in the accompanying prospectus (see “Description of the Debt Securities—Global Securities—Certificated Securities”), Jamaica may issue certificated securities. In that event, Jamaica will issue certificated securities in denominations of U.S.$200,000 and integral multiples of U.S.$1,000 in excess thereof. The holders of certificated securities shall present directly at the corporate trust office of the trustee, at the office of the Luxembourg paying and transfer agent or at the office of any other transfer agent as Jamaica may designate from time to time all requests for the registration of any transfer of such securities, for the exchange of such securities for one or more new certificated securities in a like aggregate principal amount and in authorized denominations and for the replacement of such securities in the cases of mutilation, destruction, loss or theft. Certificated securities issued as a result of any partial or whole transfer, exchange or replacement of the notes will be delivered to the holder at the corporate trust office of the trustee, at the office of the Luxembourg paying and transfer agent or at the office of any other transfer agent, or (at the risk of the holder) sent by mail to such address as is specified by the holder in the holder’s request for transfer, exchange or replacement.

Registration and Payments

Jamaica will pay each installment amount of a note on the applicable payment date in immediately available funds in the City of New York upon presentation of the note at the office of the trustee in the City of New York or, subject to applicable law and regulations, at the office outside the United States of any paying agent, including the Luxembourg paying agent (if the notes are admitted for trading on the Euro MTF Market, and the rules of the Luxembourg Stock Exchange so require).

Jamaica will appoint the trustee as registrar, principal paying agent and transfer agent of the notes. In these capacities, the trustee will, among other things:

•	maintain a record of the aggregate holdings of notes represented by the global notes and any certificated notes and accept notes for exchange and registration of transfer;

•

ensure that payments of principal and interest in respect of the notes received by the trustee from Jamaica are duly paid to the depositaries for the securities or their respective nominees and any other holders of any notes; and

•	transmit to Jamaica any notices from holders of any of the notes.

If the notes are admitted for trading on the Euro MTF Market, and the rules of the Luxembourg Stock Exchange so require, Jamaica will appoint and maintain a paying agent and a transfer agent in Luxembourg, who shall initially be Deutsche Bank Luxembourg S.A. Holders of certificated securities will be able to receive payments thereon and effect transfers thereof at the offices of the Luxembourg paying and transfer agent.

Optional Redemption

Prior to June 17, 2037 (three months prior to the maturity date of the notes) (the “Par Call Date”), Jamaica may redeem the notes at its option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places and calculated by Jamaica) equal to the greater of:

(1) (a) the sum of the present values of the remaining scheduled payments of principal and interest on the notes being redeemed discounted to the redemption date (assuming the notes matured on the Par Call Date and taking into account the interest rate applicable on the notes on the redemption date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 20 basis points less (b) unpaid interest accrued to, but excluding, the date of redemption, and

(2) 100% of the principal amount of the notes to be redeemed,

plus, in either case, accrued and unpaid interest thereon to, but excluding, the redemption date.

On or after the Par Call Date, Jamaica may redeem the notes, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the notes being redeemed plus accrued and unpaid interest thereon to, but excluding, the redemption date.

“Treasury Rate” means, with respect to any redemption date, the yield determined by Jamaica in accordance with the following two paragraphs.

The Treasury Rate shall be determined by Jamaica after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third business day preceding the redemption date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily)—H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities–Treasury constant maturities–Nominal” (or any successor caption or heading). In determining the Treasury Rate, Jamaica shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period (the “Remaining Life”) from the redemption date to the date that reflects the remaining weighted average life of the notes (assuming the last amortization payment on the notes is made on the Par Call Date) (the “WAL Date”); or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields – one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life – and shall interpolate to the WAL Date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the redemption date.

If on the third business day preceding the redemption date H.15 or any successor designation or publication is no longer published, Jamaica shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second business day preceding such redemption date of the United States Treasury security maturing on, or with a maturity that is closest to, the WAL Date, as applicable. If there is no United States Treasury security maturing on the WAL Date but there are two or more United States Treasury securities with a maturity date equally distant from the WAL Date, one with a maturity date preceding the WAL Date and one with a maturity date following the WAL Date, Jamaica shall select the United States Treasury security with a maturity date preceding the WAL Date. If there are two or more United States Treasury securities maturing on the WAL Date or two or more United States Treasury securities meeting the criteria of the preceding sentence, Jamaica shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this and the preceding paragraphs, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.

Jamaica’s actions and determinations in determining the redemption price shall be conclusive and binding for all purposes, absent manifest error.

Notice of any redemption will be given as described under “Notices” at least 10 days but not more than 60 days before the redemption date to each holder of notes to be redeemed. A notice of redemption will specify the redemption date and may provide that it is subject to certain conditions that will be specified in the notice. If those conditions are not met, the redemption notice will be of no effect and Jamaica will not be obligated to redeem the notes.

In the case of a partial redemption, selection of the notes for redemption will be made pro rata, by lot or by such other method as the trustee in its sole discretion deems appropriate and fair and in accordance with applicable depositary procedures. If any note is to be redeemed in part only, the notice of redemption that relates to the note will state the portion of the principal amount of the note to be redeemed. A new note in a principal amount equal to the unredeemed portion of the note will be issued in the name of the holder of the note upon surrender for cancellation of the original note. For so long as the notes are held by DTC (or another depositary), the redemption of the notes shall be done in accordance with the policies and procedures of the depositary. If notes are redeemed in part, the remaining outstanding amount of any note must be at least equal to U.S.$200,000 and be an integral multiple of U.S.$1,000.

Unless Jamaica defaults in the payment of the redemption price, on and after the redemption date interest will cease to accrue on the notes called for redemption.

Regarding the Trustee

The trustee has its principal corporate trust office at Deutsche Bank Trust Company Americas, Trust & Securities Services, 1 Columbus Circle, 4th Floor, MS NYC01-0417, New York, NY 10019. Jamaica will at all times maintain a paying agent and a transfer agent in the City of New York or the State of New Jersey which will, unless otherwise provided, be the trustee. Jamaica may maintain deposit accounts and conduct other banking transactions in the ordinary course of business with the trustee.

The indenture is not required to be qualified under the U.S. Trust Indenture Act of 1939 (the “Trust Indenture Act”). Accordingly, the indenture may not contain all of the provisions that could be beneficial to holders of the notes that would be contained in an indenture qualified under the Trust Indenture Act.

Notices

So long as the notes are listed on the Luxembourg Stock Exchange and the rules of the exchange require, Jamaica will publish notices, including any change as to the identity of the Luxembourg paying and transfer agent, on the website of the Luxembourg Stock Exchange (www.bourse.lu) or, alternatively, in a leading newspaper with general circulation in Luxembourg, expected to be the Luxembourger Wort für Wahrheit und Recht. If publication in a leading newspaper in Luxembourg or on the website of the Luxembourg Stock Exchange (www.bourse.lu) is not practicable, Jamaica will give notices in another way consistent with the rules of the Luxembourg Stock Exchange. Any notice so published will be considered given on the date of its first publication.

If the notes are represented by a global security deposited with a nominee or custodian of DTC, Euroclear or Clearstream, Luxembourg, notices to be given to holders will be given to DTC, Euroclear or Clearstream, Luxembourg, as applicable, in accordance with their applicable policies as in effect from time to time. If we issue notes in certificated form, notices to be given to holders will be sent by mail to the respective addresses of the holders as they appear in the trustee’s records, and will be deemed given when mailed.

So long as a clearing system, or its nominee or common custodian, is the registered holder of a note represented by a global security or securities, each person owning a beneficial interest in a global security must rely on the procedures of that clearing system to receive notices provided to it. Each person owning a beneficial interest in a global security who is not a participant in a clearing system must rely on the procedures of the participant through which the person owns its interest in the global security to receive notices provided to the clearing system.

Further Issues

Jamaica may from time to time, without your consent, create and issue additional debt securities having the same terms and conditions as the notes offered by this prospectus supplement (or the same except for the amount of the first interest payment). Jamaica may consolidate the additional debt securities to form a single series with the applicable outstanding notes provided, however, that unless such additional debt securities are issued under a separate CUSIP, ISIN or other identifying number, such additional debt securities must be fungible for U.S. federal income tax purposes with the applicable outstanding notes.

GLOBAL CLEARANCE AND SETTLEMENT

DTC, Euroclear and Clearstream, Luxembourg have established links among themselves to facilitate the initial settlement of the notes and cross-market transfers of the notes in secondary market trading. DTC will be linked to JPMorgan Chase Bank, a New York banking corporation, as depositary of the Euroclear System (“Euroclear”), and Citibank, N.A. as depositary for Clearstream Banking, société anonyme (“Clearstream, Luxembourg”) (the “Clearing System Depositories”).

Although DTC, Euroclear and Clearstream, Luxembourg have agreed to the procedures provided below to facilitate transfers of notes among participants of DTC, Euroclear and Clearstream, Luxembourg, they are under no obligation to perform such procedures. In addition, such procedures may be modified or discontinued at any time. Neither Jamaica nor the Trustee will have any responsibility for the performance by DTC, Euroclear or Clearstream, Luxembourg or their respective participants or indirect participants of the respective obligations under the rules and procedures governing their operations.

The Clearing Systems

The Depository Trust Company. DTC is:

•	a limited-purpose trust company organized under the New York Banking Law;

•	a “banking organization” under the New York Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” under the New York Uniform Commercial Code; and

•	a “clearing agency” registered under Section 17A of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”).

DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between its participants. It does this through electronic book-entry changes in the accounts of its direct participants, eliminating the need for physical movement of securities certificates. DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc.

DTC can act only on behalf of its direct participants, who in turn act on behalf of indirect participants and certain banks. In addition, unless a global security is exchanged in whole or in part for a definitive security, it may not be physically transferred, except as a whole among DTC, its nominees and their successors. Therefore, your ability to pledge a beneficial interest in the global notes to persons that do not participate in the DTC system, and to take other actions, may be limited because you will not possess a physical certificate that represents your interest.

Euroclear and Clearstream, Luxembourg. Like DTC, Euroclear and Clearstream, Luxembourg hold securities for their participants and facilitate the clearance and settlement of securities transactions between their participants through electronic book-entry changes in their accounts. Euroclear and Clearstream, Luxembourg provide various services to their participants, including the safekeeping, administration, clearance and settlement and lending and borrowing of internationally traded securities. Euroclear and Clearstream, Luxembourg participants are financial institutions such as underwriters, securities brokers and dealers, banks, trust companies and other organizations. The underwriters for the notes may be a participant in Euroclear or Clearstream, Luxembourg. Other banks, brokers, dealers and trust companies have indirect access to Euroclear or Clearstream, Luxembourg by clearing through or maintaining a custodial relationship with a Euroclear or Clearstream, Luxembourg participant.

Initial Settlement

If you plan to hold your interests in the notes through DTC, you will follow the settlement practices applicable to global security issues. If you plan to hold your interests in the notes through Euroclear or Clearstream, Luxembourg, you will follow the settlement procedures applicable to conventional Eurobonds in registered form.

Secondary Market Trading

The purchaser of notes determines the place of delivery in secondary market trading. Therefore, it is important for you to establish at the time of the trade where both the purchaser’s and seller’s accounts are located to ensure that settlement can be made on the desired value date (i.e., the date specified by the purchaser and seller on which the price of the securities is fixed).

Trading between DTC purchasers and sellers. DTC participants will transfer interests in the notes among themselves in the ordinary way according to the rules and operating procedures of DTC governing global security issues.

Trading between Euroclear and/or Clearstream, Luxembourg participants. Euroclear and Clearstream, Luxembourg participants will transfer interests in the notes among themselves in the ordinary way according to the rules and operating procedures of Euroclear and Clearstream, Luxembourg governing conventional Eurobonds.

Trading between a DTC seller and a Euroclear or Clearstream, Luxembourg purchaser. When the notes are to be transferred from the account of a DTC participant to the account of a Euroclear or Clearstream, Luxembourg participant, the purchaser must first send instructions to Euroclear or Clearstream, Luxembourg through a participant at least one business day before the settlement date. Euroclear or Clearstream, Luxembourg will then instruct its depositary to receive the notes and make payment for them. On the settlement date, the depositary will make payment to the DTC participant’s account and the notes will be credited to the depositary’s account. After settlement has been completed, DTC will credit the notes to the depositary of Euroclear or Clearstream, Luxembourg, as the case may be; Euroclear or Clearstream, Luxembourg will credit the notes, in accordance with its usual procedures, to the participant’s account; and the participant will then credit the purchaser’s account. These notes credits will appear the next day (European time) after the settlement date. The cash debit from the account of Euroclear or Clearstream, Luxembourg will be back-valued to the settlement date, which will be the preceding day if settlement occurs in New York. If settlement is not completed on the intended value date (i.e., the trade fails), the cash debit will instead be valued at the actual settlement date.

Participants in Euroclear and Clearstream, Luxembourg will need to make funds available to Euroclear or Clearstream, Luxembourg in order to pay for the notes on the value date. The most direct way of doing this is to preposition funds (i.e., have funds in place at Euroclear or Clearstream, Luxembourg before the value date), either from cash on hand or from existing lines of credit. Under this approach, however, participants may take on credit exposure to Euroclear and Clearstream, Luxembourg until the notes are credited to their accounts one day later.

As an alternative, if Euroclear or Clearstream, Luxembourg has extended a line of credit to a participant, the participant may decide not to preposition funds, but to allow Euroclear or Clearstream, Luxembourg to draw on the line of credit to finance settlement for the notes. Under this procedure, Euroclear or Clearstream, Luxembourg would charge the participant overdraft charges for one day, assuming that the overdraft would be cleared when the notes were credited to the participant’s account. However, interest on the notes would accrue from the value date. Therefore, in many cases the interest income on notes which the participant earns during that one-day period will substantially reduce or offset the amount of the participant’s overdraft charges. Of course, this result will depend on the cost of funds (i.e., the interest rate that Euroclear or Clearstream, Luxembourg charges) to each participant.

Since the settlement will occur during New York business hours, a DTC participant selling an interest in the notes can use its usual procedures for transferring global securities to the Clearing System Depositaries of Euroclear or Clearstream, Luxembourg for the benefit of Euroclear participants or Clearstream, Luxembourg participants. The DTC seller will receive the sale proceeds on the settlement date. Thus, to the DTC seller, a cross-market sale will settle no differently than a trade between two DTC participants.

Finally, day traders that use Euroclear or Clearstream, Luxembourg and that purchase notes from DTC participants for credit to Euroclear participants or Clearstream, Luxembourg participants should note that these trades will automatically fail on the sale side unless one of three steps is taken:

•

borrowing through Euroclear or Clearstream, Luxembourg for one day, until the purchase side of the day trade is reflected in their Euroclear account or Clearstream, Luxembourg account, in accordance with the clearing system’s customary procedures;

•

borrowing the notes in the United States from a DTC participant no later than one day prior to settlement, which would give the notes sufficient time to be reflected in the borrower’s Euroclear account or Clearstream, Luxembourg account in order to settle the sale side of the trade; or

•

staggering the value dates for the buy and sell sides of the trade so that the value date of the purchase from the DTC participant is at least one day prior to the value date for the sale to the Euroclear participant or Clearstream, Luxembourg participant.

Trading between a Euroclear or Clearstream, Luxembourg seller and a DTC purchaser. Due to time zone differences in their favor, Euroclear and Clearstream, Luxembourg participants can use their usual procedures to transfer securities through their Clearing System Depositaries to a DTC participant. The seller must first send instructions to Euroclear or Clearstream, Luxembourg through a participant at least one business day before the settlement date. Euroclear or Clearstream, Luxembourg will then instruct its depositary to credit the notes to the DTC participant’s account and receive payment. The payment will be credited in the account of the depositary for Euroclear or Clearstream, Luxembourg participant on the following day, but the receipt of the cash proceeds will be back-valued to the value date, which will be the preceding day if settlement occurs in New York. If settlement is not completed on the intended value date (i.e., the trade fails), the receipt of the cash proceeds will instead be valued at the actual settlement date.

If the Euroclear or Clearstream, Luxembourg participant selling the notes has a line of credit with Euroclear or Clearstream, Luxembourg and elects to be in debit for the notes until it receives the sale proceeds in its account, then the back-valuation may substantially reduce or offset any overdraft charges that the participant incurs over that one-day period.

TAXATION

Supplemental United States Federal Income Taxation Considerations

The following describes certain material U.S. federal income tax consequences of the receipt, ownership and disposition of a note acquired pursuant to this offering. This summary is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, existing and proposed U.S. Treasury regulations thereunder, published rulings and court decisions, all as in effect on the date of this prospectus supplement. All of these laws and authorities are subject to change at any time, perhaps with retroactive effect. No assurances can be given that any changes in these laws or authorities will not affect the accuracy of the discussions set forth in this summary. This summary neither covers any state, local, non-U.S., net investment income or other tax issues, nor does it cover issues under the U.S. federal estate or gift tax laws.

Jamaica has not sought any ruling from the U.S. Internal Revenue Service (the “IRS”) with respect to the statements made and the conclusions reached in this discussion, and there can be no assurance that the IRS will agree with all of such statements and conclusions. A different treatment from that described below could adversely affect the amount, timing, and character of income, gain or loss in respect of an investment in a note.

This summary deals only with U.S. holders (as defined below) that hold a note as a capital asset as defined in the U.S. federal income tax laws (generally, property held for investment) and is limited to U.S. holders that purchase the notes for cash pursuant to the terms of this offering and at the price on the cover hereto. This summary does not purport to deal with all aspects of U.S. federal income taxation that may be relevant to a particular holder in light of the holder’s circumstances (for example, persons subject to the alternative minimum tax provisions of the Code or rules requiring persons that use the accrual method of accounting to include certain amounts in income no later than the time such amounts are reflected on certain financial statements). Also, this summary does not address tax considerations applicable to special classes of holders, such as: investors who do not purchase the notes in the offering at the offering price, dealers in securities or currencies, certain securities traders, banks and other financial institutions, regulated investment companies, real estate investment trusts, tax-exempt organizations and life insurance companies, entities or arrangements classified as partnerships (or other pass-through entities) and the partners therein, traders in securities that elect to mark to market their securities holdings, U.S. expatriates, persons that purchase or sell the notes as part of a wash sale for tax purposes, persons that hold the notes as part of a hedging transaction or as a position in a straddle or conversion transaction.

A “U.S. holder” means a beneficial owner (other than a partnership or entity or arrangement treated as a partnership for U.S. federal income tax purposes) of the notes that is, for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•

a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any state thereof or the District of Columbia;

•

a trust, if a court within the United States has primary supervision over its administration and one or more “United States persons” (as defined in the Code) have the authority to control all of its substantial decisions, or if the trust has a valid election in effect under applicable U.S. Treasury regulations to be treated as a “United States person”; or

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source.

If you are not a U.S. holder, this discussion does not apply to you.

If a partnership or other entity or arrangement treated as a partnership for U.S. federal income tax purposes holds notes, the U.S. federal tax treatment of a partner will generally depend on the status of the partner and on the activities of the partnership. Partners of partnerships holding notes (and each partnership) should consult their own tax advisors.

This discussion does not address all of the U.S. federal tax consequences that may be relevant to U.S. holders that purchase notes pursuant to this offering and sell their Invitation Notes pursuant to the Tender Offer. U.S. holders who sell their Invitation Notes pursuant to the Tender Offer should consult their own tax advisors regarding the U.S. federal income tax consequences to them of the acquisition of the notes and the sale of their Invitation Notes, including the potential application of the wash sale rules.

This summary does not discuss all aspects of U.S. federal income taxation that may be relevant to particular U.S. holders in light of their particular circumstances. U.S. holders are urged to consult their tax advisors as to the particular tax consequences to them of this offering, including the effect of any federal, state, local, foreign and other tax laws and any applicable tax treaty.

Payments of Interest. Payments of stated interest made on a note generally will be taxable to a U.S. holder as ordinary interest income at the time it accrues or is received in accordance with the U.S. holder’s method of accounting for U.S. federal income tax purposes. It is expected, and this discussion assumes, that the notes will be issued without original issue discount, or OID, for U.S. federal income tax purposes.

Interest income on a note generally will be considered foreign source income and, for purposes of the U.S. foreign tax credit, generally will be considered “passive category income.” A U.S. holder may be entitled to a foreign tax credit in respect of any foreign income taxes withheld on any interest payments with respect to the notes that is included in income as a result of this offering if the U.S. holder is eligible for, and properly elects, the benefits of the tax treaty between the United States and Jamaica or, subject to generally applicable restrictions and conditions, complies with requirements adopted by the IRS in U.S. Treasury regulations (such conditions and requirements include a minimum holding period requirement and a condition that the tax must be a “covered withholding tax”). However, the IRS has released notices which indicate that the Treasury Department and the IRS are considering amendments to these U.S. Treasury regulations while providing temporary relief from certain of their provisions until such time as the IRS issues a subsequent notice or other guidance withdrawing or modifying the temporary relief (or any later date specified in the relevant notice or guidance). In lieu of claiming a credit, U.S. holders may elect to deduct foreign income taxes in computing their U.S. federal taxable income, provided the U.S. holder does not elect to credit any foreign income taxes paid or accrued for the relevant taxable year. U.S. holders are urged to consult their tax advisors regarding the availability of the foreign tax credit under their particular circumstances.

Sale, exchange, redemption, retirement or other disposition of the notes. Upon the sale, exchange, redemption, retirement or other disposition of a note, a U.S. holder generally will recognize taxable gain or loss equal to the difference (if any) between the amount realized on the sale, exchange, redemption, retirement or other disposition and the U.S. holder’s adjusted tax basis in such note. In addition, if the notes are issued with de minimis OID (i.e., the excess, if any, of the principal amount of the note over the issue price for the note), a U.S. holder will recognize capital gain upon the receipt of each principal installment payment on a note prior to maturity in an amount equal to the de minimis OID on such note multiplied by a fraction, the numerator of which is the amount of the principal payment made and the denominator of which is the principal amount of the note. A U.S. holder’s adjusted tax basis in a note generally will be equal to the cost of the note to such U.S. holder, decreased (but not below zero) by the excess of any previous principal installment payments that the U.S. holder received on such note over any de minimis OID that the U.S. holder previously included in income upon the receipt of such payments. The portion of any proceeds that is attributable to accrued and unpaid interest will not be taken into account in computing the U.S. holder’s capital gain or loss. Instead, that portion will be recognized as ordinary interest income to the extent that the U.S. holder has not previously included that accrued interest in income, as described under “— Payments of Interest” above. Gain or loss recognized on the sale, exchange, redemption, retirement or other disposition of a note generally will be capital gain or loss and will be long-term capital gain or loss if at the time of sale, exchange, redemption, retirement or other disposition the note has been held for more than one year. Long-term capital gains recognized by non-corporate U.S. holders generally are subject to reduced tax rates. The deductibility of capital losses may be subject to limitations.

Gain or loss recognized pursuant to a sale, exchange, redemption, retirement or other disposition of the notes generally will be treated as U.S.-source income or loss for U.S. foreign tax credit purposes and generally will constitute “passive category income” for U.S. foreign tax credit purposes. Accordingly, in the event any Jamaican tax (including withholding tax) is imposed upon such sale, exchange, redemption, retirement or other disposition, a U.S. holder may not be able to utilize foreign tax credits unless such holder has foreign source income or gain in the same category from other sources. A U.S. holder may be entitled to a foreign tax credit in respect of any foreign income taxes withheld on a sale, exchange, redemption, retirement or other disposition of the notes that is included in income as a result of this offering if the U.S. holder is eligible for, and properly elects, the benefits of the tax treaty between the United States and Jamaica or, subject to generally applicable restrictions and conditions, complies with certain requirements adopted by the IRS in U.S. Treasury regulations (such conditions and requirements include a minimum holding period requirement and a condition that the tax must be a “covered withholding tax”). However, the IRS has released notices which indicate that the Treasury Department and the IRS are considering amendments to these U.S. Treasury regulations while providing temporary relief from certain of their provisions until such time as the IRS issues a subsequent notice or other guidance withdrawing or modifying the temporary relief (or any later date specified in the relevant notice or guidance). In lieu of claiming a credit, U.S. holders may elect to deduct foreign income taxes in computing their U.S. federal taxable income, provided the U.S. holder does not elect to credit any foreign income taxes paid or accrued for the relevant taxable year. U.S. holders are urged to consult their tax advisors regarding the availability of the foreign tax credit under their particular circumstances.

Reportable Transactions. A U.S. holder that participates in a “reportable transaction” will be required to disclose its participation to the IRS. The scope and application of these rules is not entirely clear. Prospective purchasers should consult their tax advisors regarding the application of these rules.

Information reporting and backup withholding. A U.S. holder may be subject to information reporting and backup withholding unless such U.S. holder (i) falls within certain exempt categories (including certain corporations) and demonstrates this fact or (ii) provides a correct taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. Backup withholding is not an additional tax. The amount of any amount withheld pursuant to the backup withholding rules will be allowed as a credit against such U.S. holder’s U.S. federal income tax liability and may entitle such U.S. holder to a refund, provided that the required information is furnished to the IRS in a timely manner. U.S. holders are urged to consult their own tax advisors as to their qualification for exemption from backup withholding and the procedure for obtaining such exemption.

See “Taxation” in the accompanying prospectus for additional discussion of the U.S. and Jamaican tax consequences associated with an investment in the notes. Investors should consult their own tax advisors in determining the tax consequences of the purchase, ownership and disposition of the notes.

UNDERWRITING

Jamaica has entered into an underwriting agreement with Citigroup Global Markets Inc. and Scotia Capital (USA) Inc., as joint lead underwriters, dated September 10, 2026, relating to the offering and sale of the notes. In the underwriting agreement, Jamaica has agreed to sell the notes to the underwriters, and each underwriter, severally but not jointly, has agreed to purchase from Jamaica the amount of notes set forth opposite such underwriter’s name in the table below.

Underwriters	Principal Amount of Notes
Citigroup Global Markets Inc.	U.S.$	550,000,000
Scotia Capital (USA) Inc.	U.S.$	450,000,000

Total	U.S.$	1,000,000,000

The underwriters are offering the notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the notes, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part. The underwriters are obligated to purchase all the notes if they purchase any of the notes. The underwriters may offer and sell the notes through certain of their affiliates. Some of the notes will be offered and sold in transactions that are exempt from the registration requirements of the Securities Act pursuant to Regulation S thereunder, and this prospectus supplement may be used in connection with such offers and sales.

The underwriters have advised Jamaica that they propose to offer the notes to the public at the public offering price that appears on the cover page of this prospectus supplement. As compensation to the underwriters, Jamaica will pay to the underwriters a selling commission in the aggregate amount of U.S.$1,700,000. After the initial public offering, the underwriters may change the public offering price and any other selling terms.

In the underwriting agreement, Jamaica has agreed that Jamaica will indemnify each underwriter against certain liabilities, including liabilities under the Securities Act, or contribute to payments which such underwriter may be required to make in respect of any of those liabilities. The underwriters have agreed to reimburse us for certain expenses incurred in connection with this offering upon the closing of this offering.

Jamaica has applied for the notes to be listed on the Official List of the Luxembourg Stock Exchange and traded on the Euro MTF Market of that exchange in accordance with its rules. No assurances can be given by Jamaica that such application will be approved or that such listing will be maintained.

In connection with the offering, the underwriters may engage in short sales, stabilizing transactions and purchases to cover positions created by short sales in accordance with Regulation M under the Exchange Act. Short sales involve the sale by the underwriters of a greater aggregate principal amount of notes than it is required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the notes while the offering is in progress. These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the notes. As a result, the price of the notes may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected on the Euro MTF Market, the alternative market of the Luxembourg Stock Exchange, in the over-the-counter market or otherwise. Any stabilization may begin on or after the date on which adequate public disclosure of the final terms of the offer of the notes is made and, if begun, may be ended at any time, but must end no later than the earlier of 30 days after the issue date of the notes and 60 days after the date of the allotment of the notes.

The underwriters and/or their affiliates have provided, and expect to provide in the future, financial advisory, investment banking and general banking services to Jamaica and its governmental agencies and instrumentalities, for which they have received and expect to receive customary fees and commission. The underwriters and their affiliates may, from time to time, engage in transactions with and perform services for Jamaica in the ordinary course of business. In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of Jamaica and its governmental agencies instrumentalities. In particular, certain of the underwriters and/or their affiliates may hold Invitation Notes, which may be purchased with the proceeds of this offering. Certain of the underwriters or their affiliates that have a lending relationship with Jamaica routinely hedge their credit exposure to Jamaica consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions, which consist of either the purchase of credit default swaps or the creation of short positions in Jamaica’s securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

In addition, as described in the “Use of Proceeds,” some of the net proceeds of this offering are intended to be used to fund Jamaica’s purchase of certain outstanding notes of Jamaica pursuant to the terms outlined in the Invitation. Certain direct and indirect affiliates of Jamaica hold Invitation Notes. To the extent these entities decide to participate in the Tender Offer and tender any or all Invitation Notes they hold, they may receive consideration from us. The underwriters are acting as joint dealer managers for the Tender Offer on the terms and subject to the conditions set forth in the Invitation, dated September 2, 2026 and the dealer manager agreement relating to the Invitation, among Jamaica, Citigroup Global Markets Inc. and Scotia Capital (USA) Inc., dated September 2, 2026.

Delivery of the notes is expected on or about September 17, 2026, which will be the fifth business day following the date of pricing of the notes. Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes prior to the business day before delivery will be required, by virtue of the fact that the notes initially will settle in T+5, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes prior to the business day before delivery should consult their own advisor.

Until 40 days after the settlement date, all dealers effecting transactions in the notes, whether or not participating in this offering, may be required to deliver a copy of this prospectus supplement and the accompanying prospectus, as they may have been supplemented.

Prohibition of Sales to EEA Retail Investors

Any notes which are the subject of the offering contemplated by this prospectus supplement may not be offered, sold or otherwise made available to any retail investor in the EEA. For the purposes of this provision, the expression “retail investor” means a person who is one (or more) of the following:

i.	a retail client as defined in point (11) of Article 4(1) of MiFID II; or

ii.	a customer within the meaning of the IDD, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or

iii.	not a qualified investor as defined in the Prospectus Regulation.

The expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes.

Each person in the EEA who receives any communication in respect of, or who acquires any notes under, the offers to the public contemplated in this prospectus supplement, or to whom the notes are otherwise made available, will be deemed to have represented, warranted, acknowledged and agreed to and with each underwriter and Jamaica that it and any person on whose behalf it acquires notes is (1) a “qualified investor” within the meaning of Article 2(e) of the Prospectus Regulation; and (2) not a “retail investor” in the EEA (as defined above).

Prohibition of Sales to United Kingdom Retail Investors

Any notes which are the subject of the offering contemplated by this prospectus supplement may not be offered, sold, distributed or otherwise made available to any retail investor in the UK. For the purposes of this provision, the expression “retail investor” means a person who is one (or both) of the following:

i.	not a professional client, as defined in point (8) of Article 2(1) of UK MiFIR; or

ii.	not a qualified investor as defined in paragraph 15 of Schedule 1 to the POATRs.

The expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to buy or subscribe for the notes.

Pursuant to applicable provisions of the FSMA, any dealer:

A.

may only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to Jamaica; and

B.	must comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the UK.

Notice to Prospective Investors in Canada

The notes may be sold only to purchasers purchasing or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be in made accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, see section 3A.4) of National Instrument 33-105 Underwriting Conflicts (“NI33-105”), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Notice to Prospective Investors in Hong Kong

The notes are not being offered or sold, in Hong Kong, by means of the prospectus supplement or and any other documents or materials relating to the Offers other than (i) to “professional investors” as defined in the

Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance or (ii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer or invitation to the public for the purposes of the Securities and Futures Ordinance or the Companies (Winding Up and Miscellaneous Provisions) Ordinance. Neither the Republic nor the underwriters has issued or had in its possession for the purposes of issue, or will issue or have in its possession for the purposes of issue, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to the notes, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Notice to Prospective Investors in Japan

The notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) and, accordingly, will not be offered or sold, directly or indirectly, in Japan, or for the benefit of any Japanese Person or to others for re-offering or resale, directly or indirectly, in Japan or to any Japanese Person, except in compliance with all applicable laws, regulations and ministerial guidelines promulgated by relevant Japanese governmental or regulatory authorities in effect at the relevant time. For the purposes of this paragraph, “Japanese Person” shall mean any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

Notice to Prospective Investors in Panama

The notes have not been, and will not be, registered for public offering in Panama with the Panamanian Superintendency of the Securities Market (Superintendencia del Mercado de Valores, previously the National Securities Commission of Panama) under Decree-Law 1 of July 8, 1999, as reformed by Law 67 of 2011 (the “Panamanian Securities Act”). Accordingly, the notes may not be offered or sold in Panama or to persons domiciled in Panama, except in certain limited transactions exempted from the registration requirements of the Panamanian Securities Act. The notes do not benefit from tax incentives accorded by the Panamanian Securities Act, and are not subject to regulation or supervision by the Panamanian Superintendency of the Securities Market.

Notice to Prospective Investors in Singapore

This prospectus supplement and the accompanying prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. This prospectus supplement and the accompanying prospectus or any other document or material in connection with the Offers may not be circulated or distributed in such a manner to cause such notes to be made the subject of an invitation for subscription or purchase whether directly or indirectly, to persons in Singapore other than (a) to an institutional investor or other person specified in Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (b) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA or (c) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for six months after that corporation or that trust has acquired the notes under Section 275 of the SFA except: (1) to an institutional investor under

Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), or any person pursuant to Section 275(1A) of the SFA or Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Singapore Securities and Futures Act Product Classification—Solely for the purposes of its obligations pursuant to sections 309B(1)(a) and 309B(1)(c) of the SFA, Jamaica has determined, and hereby notifies all relevant persons (as defined in Section 309A of the SFA) that the notes are “prescribed capital markets products” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Notice to Prospective Investors in Switzerland

The notes may not be publicly offered, directly or indirectly, in Switzerland within the meaning of the Swiss Financial Services Act (“FinSA”) and no application has or will be made to admit the notes to trading on any trading venue (exchange or multilateral trading facility) in Switzerland. Neither this document nor any other offering or marketing material relating to the notes, constitutes or will constitute a prospectus pursuant to the FinSA, and neither this document nor any other offering or marketing material relating to the notes may be publicly distributed or otherwise made publicly available in Switzerland.

VALIDITY OF THE NOTES

The validity of the notes will be passed upon on behalf of Jamaica as to Jamaican law by the Attorney General’s Chambers of Jamaica, and as to New York State law by Paul Hastings LLP, United States counsel to Jamaica. The validity of the notes will be passed upon for the underwriters, as to matters of New York State law, by Cleary Gottlieb Steen & Hamilton LLP, United States counsel for the underwriters and, as to matters of Jamaican law, by Patterson Mair Hamilton, Jamaican counsel to the underwriters.

GENERAL INFORMATION

1. The notes have been accepted for clearance through The Depository Trust Company, Euroclear and Clearstream, Luxembourg. The CUSIP number is 470160 CG5, and the International Securities Identification Number (ISIN) is US470160CG50.

2. The Legal Entity Identifier (LEI) for the Government of Jamaica is 529900Y93KNSXZI8KK56.

3. The Public Debt Management Act, 2012, provides for the issuance of government securities.

4. Except as disclosed in this prospectus supplement and the accompanying prospectus, there has been no material adverse change in the fiscal condition or affairs of Jamaica, which is material in the context of the issue of the notes since August 12, 2026.

5. Jamaica has applied for the notes to be listed on the Official List of the Luxembourg Stock Exchange and to be traded on the Euro MTF Market of that exchange. Copies of the following documents will, so long as any notes are admitted for trading on the Euro MTF Market, be available for inspection during usual business hours at the specified office of Deutsche Bank Luxembourg S.A. in Luxembourg:

•	the Registration Statement, which includes the Indenture, the form of the underwriting agreement as an exhibit thereto; and

•	government authorizations.

In addition, so long as any of the notes are admitted for trading on the Euro MTF Market, copies of Jamaica’s latest economic reports for each year (as and when available) will be available at the offices of the listing agent in Luxembourg during normal business hours on any weekday. The underwriting agreement and the Indenture shall also be available free of charge at the office of the listing agent and any paying and transfer agent in Luxembourg.

6. Deutsche Bank Luxembourg S.A. has been appointed as the Luxembourg paying agent. For so long as any of the notes are admitted for trading on the Euro MTF Market and the rules of the Euro MTF Market so require, Jamaica will maintain a paying agent in Luxembourg.

PROSPECTUS

Government of Jamaica

Debt Securities

Jamaica may offer up to $1,000,000,000 of its debt securities for sale, purchase or exchange from time to time based on information contained in this prospectus and various prospectus supplements. Such offers may include debt securities in exchange for other debt securities issued or guaranteed by Jamaica. The debt securities will constitute direct, general, unconditional and unsubordinated External Indebtedness (as defined below) of Jamaica for which the full faith and credit of Jamaica is pledged. The debt securities will rank without any preference among themselves and equally with all other unsubordinated External Indebtedness of Jamaica. It is understood that the above shall not be construed so as to require Jamaica to make payments under any debt securities ratably with payments being made under any other External Indebtedness.

The debt securities will contain “collective action clauses,” unless otherwise indicated in the applicable prospectus supplement. Under these provisions, Jamaica may amend the payment provisions of the debt securities and other reserved matters listed in the indenture, including, but not limited to, modifications to payment and other important terms, with the consent of the holders of: (1) with respect to a single series of debt securities issued under the indenture, more than 75% of the aggregate principal amount of the outstanding debt securities of such series; (2) with respect to two or more series of debt securities issued under the indenture or the 2014 fiscal agency agreement, if certain “uniformly applicable” requirements are met, more than 75% of the aggregate principal amount of the outstanding debt securities of all such series affected by the proposed modification, taken in the aggregate; or (3) with respect to two or more series of debt securities issued under the indenture or the 2014 fiscal agency agreement, more than 66 2/3% of the aggregate principal amount of the outstanding debt securities of all such series affected by the proposed modification, taken in the aggregate, and more than 50% of the aggregate principal amount of the outstanding debt securities of each series affected by the proposed modification, taken individually. Please see “Description of the Debt Securities — Meetings, Amendments and Waivers—Collective Action.”

Jamaica will provide specific terms of these debt securities in supplements to this prospectus. You should read this prospectus and any prospectus supplement carefully before you invest. This prospectus may not be used to make offers or sales of securities unless accompanied by a prospectus supplement. You should not assume the information contained in this prospectus is accurate as of any date other than the date on the front of this document. Information contained in this prospectus is subject to completion or amendment. We will update this prospectus as necessary while it is in use.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 2, 2026.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that Jamaica filed with the United States Securities and Exchange Commission, or the SEC, under a “shelf” registration process. Under this shelf process, Jamaica may sell, from time to time, any of the debt securities described in this prospectus in one or more offerings up to a total U.S. dollar equivalent amount of $1,000,000,000. This prospectus provides you with a general description of the debt securities Jamaica may offer. Each time Jamaica sells, purchases or exchanges securities under this shelf process, it will provide a prospectus supplement that will contain specific information about the terms of that offering. Before you invest, you should read both this prospectus and any prospectus supplement.

Any information in this prospectus may be updated or changed in a prospectus supplement, in which case the more recent information will apply.

WHERE YOU CAN FIND MORE INFORMATION

Jamaica files annual reports with the Securities and Exchange Commission (the “SEC”). These reports and any amendments to these reports include certain financial, statistical and other information about Jamaica and may be accompanied by exhibits. You may read and copy any document Jamaica files with the SEC at the SEC’s public reference room at 100 F Street NE, Washington, DC 20549. You may also obtain copies of the same documents from the public reference room in Washington by paying a fee. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. In addition, any filings Jamaica makes electronically with the SEC will be available to the public over the Internet at the SEC’s website at: www.sec.gov.

The SEC allows Jamaica to “incorporate by reference” in this prospectus the information Jamaica files with it. This means that Jamaica can disclose important information to you by referring you to those documents. Information that is incorporated by reference is an important part of this prospectus. Jamaica incorporates by reference the following documents:

•	Jamaica’s Annual Report on Form 18-K for the year ended March 31, 2026, file 001-04165; and

•	All amendments to Jamaica’s Annual Report on Form 18-K for the year ended March 31, 2026 filed prior to the date of this prospectus.

Jamaica also incorporates by reference all future annual reports and amendments to annual reports until it sells all of the debt securities covered by this prospectus. Each time Jamaica files a document with the SEC that is incorporated by reference, the information in that document automatically updates the information contained in previously filed documents.

You may request a free copy of these filings by writing or calling Jamaica at:

Dian Black

30 National Heroes Circle

P.O Box 512

Kingston, Jamaica

Fax: (876) 932-5975

Telephone: (876) 932-5402

You should rely only on the information incorporated by reference or contained in this prospectus or any prospectus supplement. Jamaica has not authorized anyone to provide you with different or additional information. Jamaica is not making an offer of the debt securities in any state where the offer is not permitted by law. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

ENFORCEMENT OF CLAIMS

It may be difficult for investors to obtain or realize upon judgments of courts in the United States against Jamaica. The Government of Jamaica is a foreign sovereign government, which are generally immune from lawsuits and from the enforcement of judgments under United States law. Foreign sovereign governments, however, may waive this immunity and limited exceptions to this immunity are set forth in the U.S. Foreign Sovereign Immunities Act of 1976, or the Immunities Act. In addition, substantially all of Jamaica’s assets are located outside of the United States, and our representatives and certain other parties named herein reside outside of the United States and substantially all of the assets of such persons are located outside of the United States.

Except as provided below, Jamaica will irrevocably waive and agree not to plead any immunity (including sovereign immunity) from the jurisdiction of any state or federal court in the Borough of Manhattan, The City of New York, to which it might otherwise be entitled in any action arising out of or based upon the debt securities, to the fullest extent permitted by applicable law. However, Jamaica reserves the right to plead sovereign immunity under the Immunities Act with respect to actions brought against it under United States federal securities laws or any state securities laws. In the absence of a waiver of immunity by Jamaica with respect to such actions, it would not be possible to obtain a U.S. judgment in such action unless a court were to determine that Jamaica is not entitled to sovereign immunity under the Immunity Act with respect to that action. Even if you obtained a U.S. judgment in any such suit, you may not be able to enforce the judgment in Jamaica. Moreover, you may not be able to enforce a judgment obtained under the Immunities Act against Jamaica’s property located in the United States except under the limited circumstances specified in the Immunities Act. As a result, holders of securities may be required to pursue such claims against Jamaica in Jamaica and under Jamaican law.

Jamaica will, in the indenture (as defined in Description of the Debt Securities) and in the debt securities, irrevocably submit to the jurisdiction of any state or federal court in the Borough of Manhattan, The City of New York, in respect of any claim or action arising out of or based upon the indenture or the debt securities which may be instituted by any holder of a debt security, such as, for example, a claim for breach of any obligation under the indenture or the debt securities. Any process or other legal summons in connection with any such action may be served upon Jamaica by delivery of letters rogatory to the Consul General of Jamaica in New York, New York or by any other means that may have become permissible under the laws of the State of New York and Jamaica at the time of such service. However, Jamaica has not consented to service for suits made under the U.S. federal or state securities laws and, as explained above, Jamaica’s waiver of immunity does not extend to those actions.

A judgment obtained in New York against Jamaica can be sued upon in the courts of Jamaica as a valid cause of action. Furthermore, a Jamaican court, subject to certain conditions, will grant a judgment in Jamaica without any re-trial or reexamination of the merits of the original action. Jamaica is also subject to suit in competent courts in Jamaica. Section 20(4) of the Crown Proceedings Act provides that no execution or attachment shall be issued by any court in Jamaica for the purpose of enforcing payment by Jamaica of any money or costs. Execution or attachment means a legal process whereby the debtor property is taken under an order of the court and may be sold to satisfy the judgment debt. No such order can be made against Jamaica. Instead, the Crown Proceedings Act provides that where in any civil proceedings by or against Jamaica, any order (including an order for costs) is made by any court in Jamaica in favor of any person against Jamaica, the proper officer of the court shall, on an application and after taxing of costs, issue a certificate to such person which may be served upon the Attorney General of Jamaica. If the order provides for the payment of money or costs, the Ministry of Finance and the Public Service shall pay the amount due to such person. It is possible that the courts of Jamaica may not enforce the judgments of a foreign court against Jamaica on the grounds of public policy where Jamaica has not appeared in the relevant proceedings or has unsuccessfully claimed immunity in such proceedings and has not otherwise submitted to the jurisdiction of such foreign court.

FORWARD-LOOKING STATEMENTS

The following documents relating to Jamaica’s debt securities may contain forward-looking statements:

•	this prospectus;

•	any prospectus supplement; and

•	the documents incorporated by reference in this prospectus and any prospectus supplement.

Forward-looking statements are statements that are not about historical facts, including statements about Jamaica’s beliefs and expectations. These statements are based on Jamaica’s current plans, estimates and projections, and therefore, you should not place undue reliance on them. Forward-looking statements speak only as of the date they are made. Jamaica undertakes no obligation to update publicly any of the forward-looking statements in light of new information or future events, including changes in Jamaica’s economic policy or budget, or to reflect the occurrence of unanticipated events.

Forward-looking statements involve inherent risks and uncertainties. Jamaica cautions you that a number of important factors could cause actual results to differ materially from those expressed in any forward-looking statement. These factors include, but are not limited to:

•

adverse external factors, such as any continuing terrorist attacks in the United States or elsewhere, acts of war, hostilities or political unrest in any country that may affect international trade, commodity prices or global economies;

•	any general slowdown in the U.S. or global economies, low alumina and bauxite prices and a fall in tourism;

•	unintended consequences resulting from the implementation of economic or tax policies;

•	higher international interest rates or changes to import tariffs and exchange rates;

•	adverse domestic factors, such as social and political unrest in Jamaica, high domestic interest rates, climatic events and exchange rate volatility; and

•	the occurrence of natural disasters.

USE OF PROCEEDS

Unless otherwise specified in the applicable prospectus supplement, the net proceeds from sales of securities will be used for the general budgetary purposes of Jamaica.

DESCRIPTION OF THE DEBT SECURITIES

Jamaica will issue the debt securities in separate series at various times. Each series of the debt securities will be issued pursuant to an indenture between Jamaica and a selected trustee. Jamaica has filed or will file a copy of the form of indenture and the form of debt securities with the SEC.

The following description is only a summary of the material terms of the debt securities and the form of indenture. Since it is only a summary, the description may not contain all of the information that may be important to you as a potential investor in the debt securities. Therefore, Jamaica urges you to read the form of the indenture and the form of the debt security before deciding whether to invest in the debt securities.

General

The prospectus supplement relating to any series of debt securities offered will include specific terms relating to the debt securities of that series, securities, which may differ from the terms described herein. These terms will include some or all of the following:

•	the title;

•	any limit on the aggregate principal amount;

•	the issue price;

•	the maturity date or dates;

•	if the debt securities will bear interest, the interest rate, which may be fixed or floating, the date from which interest will accrue, the interest payment

•	dates and the record dates for these interest payment dates;

•	the form of debt security (global or certificated and registered);

•	any mandatory or optional sinking fund provisions;

•	any provisions that allow Jamaica to redeem the debt securities at its option;

•	any provisions that entitle the holders to repayment at their option;

•	the currency in which the debt securities are denominated and the currency in which Jamaica will make payments;

•	the authorized denominations;

•	a description of any index Jamaica will use to determine the amount of principal or any premium or interest payments; and

•	any other terms that do not conflict with the provisions of the indenture.

Jamaica may issue debt securities in exchange for other debt securities or that are convertible into new debt securities. The specific terms of the exchange or conversion of any debt security and the debt security for which it will be exchangeable or to which it will be converted will be described in the prospectus supplement relating to the exchangeable or convertible debt security.

Jamaica may issue debt securities at a discount below their stated principal amount, bearing no interest or interest at a rate that at the time of issuance is below market rates. Jamaica may also issue debt securities that have floating rates of interest but are exchangeable for fixed rate debt securities. Jamaica will describe the U.S. federal income tax consequences and other relevant considerations in the prospectus supplements for these offerings.

Jamaica is not required to issue all of its debt securities under the indenture and this prospectus, but instead may issue debt securities other than those described in this prospectus under other indentures and documentation. That documentation may contain different terms from those included in the indenture and described in this prospectus.

Status of the Debt Securities

The debt securities will constitute direct, general, unconditional and unsubordinated public external indebtedness (as defined below) of Jamaica for which the full faith and credit of Jamaica is pledged. The debt securities rank and will rank without any preference among themselves and equally with all other unsubordinated public external indebtedness of Jamaica. It is understood that this provision shall not be construed so as to require Jamaica to make payments under any debt securities ratably with payments being made under any other public external indebtedness.

“Public external indebtedness” means any indebtedness that:

•	is payable, or may be paid, in a currency or by reference to a currency other than the currency of Jamaica; and

•	is payable, or may be paid, to a person resident or having their principal place of business outside of Jamaica.

“Indebtedness” means any obligation (whether present or future, actual or contingent) for the payment or repayment of money which has been borrowed or raised (including money raised by acceptances and leasing).

Payment of Principal and Interest

Jamaica will arrange for payments to be made on global debt securities by wire transfer to the applicable clearing system, or to its nominee or common depositary, as the registered owner of the debt securities, which will receive the funds for distribution to the holders. See “—Global Securities” below.

Jamaica will arrange for payments to be made on registered certificated debt securities on the specified payment dates to the registered holders of the debt securities. Jamaica will arrange for such payments by wire transfer or by check mailed to the holders at their registered addresses.

If any money that Jamaica pays to the trustee or any paying agent to make payments on any debt securities is not claimed at the end of two years after the applicable payment was due and payable, then the money will be repaid to Jamaica on Jamaica’s written request. Jamaica will hold such unclaimed money in trust for the relevant holders of those debt securities. After any such repayment, neither the trustee nor any paying agent will be liable for the payment. However, Jamaica’s obligations to make payments on the debt securities as they become due will not be affected until the expiration of the prescription period, if any, specified in the debt securities (see “—Limitation on Times for Claims” below).

Additional Amounts

Jamaica will make all payments of principal and interest on the debt securities without withholding or deduction for any Jamaican taxes. If Jamaican law requires Jamaica to deduct or withhold taxes, Jamaica will pay the holders of the debt securities the additional amounts necessary to ensure that the holders of the debt securities receive the same amount as they would have received without such deduction or withholding.

Jamaica will not, however, pay a holder of the debt securities such additional amounts if such holder is liable for Jamaican taxes due to one of the following reasons:

•

the holder or beneficial owner has some present or former connection with Jamaica other than merely being a holder or beneficial owner of the debt securities or receiving payment of any nature on the debt securities or enforcing any rights in respect of the debt securities;

•

the holder, beneficial owner or any other person through which the holder or beneficial owner holds a debt security, has failed to comply with any certification, identification or other reporting requirement concerning the nationality, residence, identity or connection with Jamaica, of such holder, beneficial owner or other person, if compliance with the requirement is a precondition to exemption from all or any portion of such withholding or deduction; or

•

the holder, beneficial owner or any other person through which the holder or beneficial owner holds a debt security, fails to present its debt securities for payment (where such presentation is required) within 30 days after Jamaica makes principal or interest available for payment to the holder, beneficial owner or other person.

Form and Denominations

Unless otherwise provided in the applicable prospectus supplement, Jamaica will issue debt securities:

•	denominated in U.S. dollars;

•	in fully registered book-entry form;

•	without coupons; and

•	in denominations of U.S.$1,000 and integral multiples of U.S. $1,000.

Redemption, Repurchase and Early Repayment

Unless otherwise provided in the applicable prospectus supplement, the debt securities will not be redeemable before maturity at the option of Jamaica or repayable before maturity at the option of the holder. Nevertheless, Jamaica may at any time repurchase the debt securities at any price in the open market or otherwise. Jamaica may hold or resell debt securities it purchases or may surrender them to the trustee for cancellation.

Negative Pledge

Jamaica has agreed that as long as any of the debt securities remain outstanding, it will not create or permit to exist any security interest on its present or future revenues or assets to secure its public external indebtedness, unless the debt securities are given an equivalent security interest or are given another security interest which is approved by the holders of the debt securities.

A “security interest” is a lien (other than any lien arising by operation of law), pledge, mortgage, encumbrance or other preferential right granted to any person or entity over Jamaica’s revenues or assets.

“Public external indebtedness” means any external indebtedness which is in the form of, or is represented by, bonds, notes or other securities which are, or are capable of, being quoted, listed on or ordinarily dealt in on any stock exchange, automated trading system, over-the-counter or other securities market.

However, Jamaica’s agreement to restrict security interests to secure its public external indebtedness does not apply to:

•	any security interest in existence as of the date of the indenture;

•

any security interest upon property to secure its public external indebtedness which was incurred for the purpose of financing the acquisition of such property and any renewal or extension of that security interest which is limited to the original property covered and which secures any renewal or extension of the original secured financing;

•

any security interest existing upon property to secure public external indebtedness at the time of the acquisition of such property and any renewal or extension of that security interest which is limited to the original property covered and which secures any renewal or extension of the original secured financing;

•

any security interest securing public external indebtedness incurred for the purpose of financing all or any portion of the costs of the acquisition, construction, development or expansion of any project (including costs such as escalation, interest during construction and financing and refinancing costs), provided that such security interest applies only to (a) the property so acquired, constructed, developed or expanded and any property that is reasonably incidental to the use of such property (and any right or interest therein), (b) any inventories or any other products of or revenue or profit of or from such property (or right or interest therein), and (c) any shares or other ownership interest in, or any indebtedness of, any person, substantially all of the assets of which consist of such property; and

•

any security interest securing public external indebtedness not covered above, provided that the aggregate outstanding principal amount of public external indebtedness does not exceed U.S.$20,000,000 or its equivalent in another currency.

Additional Covenant of Jamaica

Jamaica has pledged that so long as the debt securities are outstanding, it shall maintain its membership in the International Monetary Fund, or IMF, and continue to be eligible to use the general resources of the IMF under the IMF Articles of Agreement.

Default and Acceleration of Maturity

Any of the following events will be an event of default with respect to any series of debt securities:

•	Jamaica fails to pay principal or interest on that series of debt securities when due and such failure continues for a period of 30 days;

•

Jamaica fails to perform any of its obligations described under “— Negative Pledge” or “— Additional Covenant of Jamaica” above and such failure continues for more than 30 days in the case of the negative pledge and 60 days in the case of the additional covenant, after Jamaica receives written notice from any holder;

•

Jamaica fails to perform any of its other material obligations contained in any series of debt securities or the indenture and such failure continues for more than 45 days after Jamaica receives written notice from the trustee or holders of at least 25% in aggregate principal amount of the outstanding debt securities requiring Jamaica to remedy the failure;

•

Jamaica fails to pay (a) any of its external indebtedness (other than guarantees by Jamaica) with an aggregate principal amount in excess of U.S.$10,000,000 when such external indebtedness becomes due and payable or (b) any external indebtedness constituting guarantees by Jamaica with an aggregate principal amount in excess of U.S.$10,000,000 when such external indebtedness becomes due and payable, and such failure continues until the earlier of (1) the expiration of the applicable grace period or 30 days, whichever is longer, or (2) the acceleration of any such public external indebtedness by any holder. For the purposes of the above only,

“Indebtedness” means any obligation (whether present or future, actual or contingent) for the payment or repayment of money which has been borrowed or raised (including money raised by acceptances and leasing), and every net obligation under any interest, currency or security protection agreement;

“Interest, currency or security protection agreement” of Jamaica means any forward contract, futures contract, swap, option, hedge or other financial agreement or arrangement (including, without limitation, caps, floors, collars and similar agreements), in any such case, relating to, or the value of which is dependent upon, interest rates or currency exchange rates or indices or a security or group or index of securities (including any interest therein or based on the value thereof); and

“Net obligation” means, at any date of determination, the net amount, exclusive of any commissions or administrative fees that Jamaica would be obligated to pay upon the termination of an interest, currency or security protection agreement as of such date;

•

the validity of any series of the debt securities or the indenture is contested by Jamaica or any legislative, executive or judicial body or official of Jamaica authorized to do so, or Jamaica denies its obligations under any series of the debt securities or the indenture or declares a suspension or moratorium on payment of its external indebtedness; or

•	any authority necessary for Jamaica to make or fulfill its obligations under any series of the debt securities becomes invalid, expires or otherwise ceases to remain in full force and effect.

If any of the events of default described above occurs and is continuing, holders of at least 25% of the aggregate principal amount of the debt securities of the series then outstanding may declare all the debt securities of that series to be due and payable immediately by giving written notice to Jamaica, with a copy to the trustee.

Holders holding debt securities representing in the aggregate more than 50% of the principal amount of the then-outstanding debt securities of that series may waive any existing defaults and their consequences on behalf of the holders of all of the debt securities of that series if:

•

following the declaration that the principal of the debt securities of that series has become due and payable immediately, Jamaica deposits with the trustee a sum sufficient to pay all outstanding amounts then due on those debt securities (other than principal due by virtue of the acceleration upon the event of default) together with interest on such amounts through the date of the deposit as well as the reasonable fees and compensation of the holders that declared those notes due and payable, the trustee and their respective agents, attorneys and counsel; and

•	all events of default (other than non-payment of principal that became due by virtue of the acceleration upon the event of default) have been remedied.

Suits for Enforcement and Limitations on Suits by Holders

If an event of default for a series has occurred and is continuing, the trustee may, in its discretion, institute judicial action to enforce the rights of the holders of that series. With the exception of a suit to enforce the absolute right of a holder to receive payment of the principal of and interest on debt securities on the stated maturity date therefor (as that date may be amended or modified pursuant to the terms of the debt securities, but without giving effect to any acceleration), a holder has no right to bring a suit, action or proceeding with respect to the debt securities of a series unless: (1) such holder has given written notice to the trustee that a default with respect to that series has occurred and is continuing; (2) holders of at least 25% of the aggregate principal amount outstanding of that series have instructed the trustee by specific written request to institute an action or proceeding and provided an indemnity satisfactory to the trustee; and (3) 60 days have passed since the trustee received the instruction, the trustee has failed to institute an action or proceeding as directed and no direction inconsistent with such written request shall have been given to the trustee by a majority of holders of that series. Moreover, any such action commenced by a holder must be for the equal, ratable and common benefit of all holders of debt securities of that series.

Meetings, Amendments and Waivers—Collective Action

Jamaica may call a meeting of the holders of debt securities of a series at any time regarding the indenture or the debt securities of the series. Jamaica will determine the time and place of the meeting. Jamaica will notify the holders of the time, place and purpose of the meeting not less than 30 and not more than 60 days before the meeting.

In addition, Jamaica or the trustee will call a meeting of holders of debt securities of a series if the holders of at least 10% in principal amount of all debt securities of the series then outstanding have delivered a written request to Jamaica or the trustee (with a copy to Jamaica) setting out the purpose of the meeting. Within 10 days of receipt of such written request or copy thereof, Jamaica will notify the trustee and the trustee will notify the holders of the time, place and purpose of the meeting called by the holders, to take place not less than 30 and not more than 60 days after the date on which such notification is given.

Only holders and their proxies are entitled to vote at a meeting of holders. Jamaica will set the procedures governing the conduct of the meeting and if additional procedures are required, Jamaica will consult with the trustee to establish such procedures as are customary in the market.

Modifications may also be approved by holders of debt securities of a series pursuant to written action with the consent of the requisite percentage of debt securities of such series. The trustee will solicit the consent of the relevant holders to the modification not less than 10 and not more than 30 days before the expiration date for the receipt of such consents as specified by the trustee.

The holders may generally approve any proposal by Jamaica to modify the indenture or the terms of the debt securities of a series with the affirmative vote (if approved at a meeting of the holders) or consent (if approved by written action) of holders of more than 50% of the outstanding principal amount of the debt securities of that series.

However, holders may approve, by vote or consent through one of three modification methods, any modification, amendment, supplement or waiver proposed by Jamaica that would do any of the following (such subjects referred to as “reserved matters”):

•	change the date on which any amount is payable on the debt securities;

•	reduce the principal amount (other than in accordance with the express terms of the debt securities and the indenture) of the debt securities;

•	reduce the interest rate on the debt securities;

•	change the method used to calculate any amount payable on the debt securities (other than in accordance with the express terms of the debt securities and the indenture);

•	change the currency or place of payment of any amount payable on the debt securities;

•	modify Jamaica’s obligation to make any payments on the debt securities (including any redemption price therefor);

•	change the identity of the obligor under the debt securities;

•	change the definition of “outstanding debt securities” or the percentage of affirmative votes or written consents, as the case may be, required to make a “reserved matter modification”;

•	change the definition of “uniformly applicable,” “reserved matter” or “reserved matter modification”;

•

authorize the trustee, on behalf of all holders of the debt securities, to exchange or substitute all the debt securities for, or convert all the debt securities into, other obligations or securities of Jamaica or any other person;

•	change the legal ranking, governing law, submission to jurisdiction or waiver of immunities provisions of the terms of the debt securities; or

•	change Jamaica’s obligation to pay any additional amounts.

A change to a reserved matter under the Indenture, including the payment terms of the debt securities, can be made without your consent, as long as the change is approved, pursuant to one of the three following modification methods, by vote or consent by:

•	the holders of more than 75% of the aggregate principal amount of the outstanding debt securities of a series under the Indenture affected by the proposed modification;

•

where such proposed modification would affect the outstanding debt securities of two or more series issued under the Indenture or the 2014 Fiscal Agency Agreement (as defined below), the holders of more than 75% of the aggregate principal amount of the outstanding debt securities of all of such series affected by the proposed modification, taken in the aggregate, if certain “uniformly applicable” requirements are met; or

•

where such proposed modification would affect the outstanding debt securities of two or more series issued under the Indenture or the 2014 Fiscal Agency Agreement (as defined below), the holders of more than 66 2/3% of the aggregate principal amount of the outstanding debt securities of all of such series affected by the proposed modification, taken in the aggregate, and the holders of more than 50% of the aggregate principal amount of the outstanding debt securities of each series affected by the modification, taken individually.

“Uniformly applicable,” as referred to above, means a modification by which holders of debt securities of any series affected by that modification are invited to exchange, convert or substitute their debt securities on the same terms for (x) the same new instruments or other consideration or (y) new instruments or other consideration from an identical menu of instruments or other consideration. It is understood that a modification will not be considered to be uniformly applicable if each existing, converting or substituting holder of debt securities of any series affected by that modification is not offered the same amount of consideration per amount of principal, the same amount of consideration per amount of interest accrued but unpaid and the same amount of consideration per amount of past due interest, respectively, as that offered to each other existing, converting or substituting holder of debt securities of any series affected by that modification (or, where a menu of instruments or other consideration is offered, each existing, converting or substituting holder of debt securities of any series affected by that modification is not offered the same amount of consideration per amount of principal, the same amount of consideration per amount of interest accrued but unpaid and the same amount of consideration per amount of past due interest, respectively, as that offered to each other existing, converting or substituting holder of debt securities of any series affected by that modification electing the same option under such menu of instruments).

Jamaica may select, in its discretion, any modification method for a reserved matter modification in accordance with the Indenture or the 2014 Fiscal Agency Agreement (as defined below), as the case may be, and may designate which series of debt securities will be included for approval in the aggregate of modifications affecting two or more series of debt securities. Any selection of a modification method or designation of series to be included will be final for the purpose of that vote or consent solicitation.

The “2014 Fiscal Agency Agreement” means the fiscal agency agreement, dated as of July 9, 2014, between Jamaica and Deutsche Bank Trust Company Americas, as fiscal agent, principal paying agent and registrar. Notwithstanding the foregoing, in the event that a cross series modification is sought simultaneously involving series of debt securities under both the Indenture and the 2014 Fiscal Agency Agreement, (i) the effectiveness of any modification, as it relates to the series of debt securities under the 2014 Fiscal Agency Agreement shall be governed exclusively by the terms and conditions of the 2014 Fiscal Agency Agreement; and (ii) no such modification as to the debt securities under the Indenture will be effective unless such modification shall also have been adopted by the holders of the debt securities under the 2014 Fiscal Agency Agreement pursuant to the terms of the 2014 Fiscal Agency Agreement.

Before soliciting any consent or vote of any holder of debt securities for any change to a reserved matter, Jamaica will provide the following information to the trustee for distribution to the holders of debt securities of any series that would be affected by the proposed modification:

•

a description of Jamaica’s economic and financial circumstances that are in Jamaica’s opinion relevant to the request for the proposed modification, a description of Jamaica’s existing debts and description of its broad policy reform program and provisional macroeconomic outlook;

•

if Jamaica shall at the time have entered into an arrangement for financial assistance with multilateral and/or other major creditors or creditor groups and/or an agreement with any such creditors regarding debt relief, (x) a description of any such arrangement or agreement and (y) where permitted under the information disclosure policies of the multilateral or other creditors, as applicable, a copy of the arrangement or agreement;

•	a description of Jamaica’s proposed treatment of external debt instruments that are not affected by the proposed modification and its intentions with respect to any other major creditor groups; and

•	if Jamaica is then seeking any reserved matter modification affecting any other series of debt securities, a description of that proposed modification.

For purposes of determining whether the required percentage of holders of the debt securities of a series has approved any amendment, modification or change to, or waiver of, the debt securities or the indenture, or whether the required percentage of holders has delivered a notice of acceleration of the debt securities of that series, debt securities will be disregarded and deemed not to be outstanding and may not be counted in a vote or consent solicitation for or against a proposed modification, if on the record date for the proposed modification or other action or instruction hereunder, the debt security is held by Jamaica or by a public sector instrumentality, or by a corporation, trust or other legal entity that is controlled by Jamaica or a public sector instrumentality, except that (x) debt securities held by Jamaica or any public sector instrumentality of Jamaica or by a corporation, trust or other legal entity that is controlled by Jamaica or a public sector instrumentality which have been pledged in good faith may be regarded as outstanding if the pledgee establishes to the satisfaction of the trustee the pledgee’s right so to act with respect to such debt securities and that the pledgee is not Jamaica or a public sector instrumentality or a corporation, trust or other legal entity that is controlled by Jamaica or a public sector instrumentality, and in case of a dispute concerning such right, the advice of counsel shall be full protection in respect of any decision made by the trustee in accordance with such advice and any certificate, statement or opinion of counsel may be based, insofar as it relates to factual matters or information which is in the possession of the trustee, upon the certificate, statement or opinion of or representations by the trustee; and (y) in determining whether the trustee will be protected in relying upon any such action or instructions hereunder, or any notice from holders, only debt securities that a responsible officer of the trustee knows to be so owned or controlled will be so disregarded. Debt securities so owned which have been pledged in good faith may be regarded as outstanding if the pledgee establishes to the satisfaction of the trustee the pledgee’s right so to act with respect to such debt securities and that the pledgee is not Jamaica or a public sector instrumentality or a corporation, trust or other legal entity that is controlled by Jamaica or a public sector instrumentality.

As used in the preceding paragraph, “public sector instrumentality” means any department, secretary, ministry or agency of Jamaica, and “control” means the power, directly or indirectly, through the ownership of voting securities or other ownership interests, by contract or otherwise, to direct the management of or elect or appoint a majority of the board of directors or other persons performing similar functions in lieu of, or in addition to, the board of directors of that legal entity.

Other Amendments

Jamaica and the trustee may, without the vote or consent of any holder of debt securities, amend the indenture or the debt securities of the series for the purpose of:

•	adding to Jamaica’s covenants for the benefit of the holders;

•	surrendering any of Jamaica’s rights or powers with respect to the debt securities of that series;

•	securing the debt securities of that series;

•	curing any ambiguity or curing, correcting or supplementing any defective provision in the debt securities of that series or the indenture;

•

amending the debt securities of that series or the indenture in any manner that Jamaica and the trustee may determine and that does not materially adversely affect the interests of any holders of the debt securities of that series; or

•	correcting, in the opinion of the trustee, a manifest error of a formal, minor or technical nature.

Further Issues of Debt Securities

Jamaica may from time to time, without the consent of the holders, create and issue additional debt securities having the same terms and conditions as the debt securities in all respects, except for the issue date, issue price and first payment on the debt securities; provided, however, that any additional debt securities subsequently issued that are not fungible with the previously outstanding debt securities for U.S. federal income tax purposes shall have a separate CUSIP, ISIN or other identifying number from the previously outstanding debt securities. Additional debt securities issued in this manner will be consolidated with and will form a single series with the previously outstanding debt securities.

Global Securities

DTC, Euroclear and Clearstream, Luxembourg are under no obligation to perform or continue to perform the procedures described below, and they may modify or discontinue them at any time. Neither Jamaica nor the trustee will be responsible for DTC’s, Euroclear’s or Clearstream, Luxembourg’s performance of their obligations under their rules and procedures. Additionally, neither Jamaica nor the trustee will be responsible for the performance by direct or indirect participants of their obligations under their rules and procedures.

Jamaica may issue the debt securities in the form of one or more global securities, the ownership and transfer of which are recorded in computerized book-entry accounts, eliminating the need for physical movement of securities. Jamaica refers to the intangible securities represented by a global security as “book-entry” securities.

When Jamaica issues book-entry securities, it will deposit the applicable global security with a clearing system. The global security will be either registered in the name of the clearing system or its nominee or common depositary. Unless a global security is exchanged for certificated securities, as discussed below under “—Certificated Securities,” it may not be transferred, except among the clearing system, its nominees or common depositaries and their successors. Clearing systems include The Depository Trust Company, known as DTC, in the United States and Euroclear System, or Euroclear, and Clearstream Banking, société anonyme, known as Clearstream, Luxembourg, in Europe.

Clearing systems process the clearance and settlement of book-entry securities for their direct participants. A “direct participant” is a bank or financial institution that has an account with a clearing system. The clearing systems act only on behalf of their direct participants, who in turn act on behalf of indirect participants. An “indirect participant” is a bank or financial institution that gains access to a clearing system by clearing through or maintaining a relationship with a direct participant.

Euroclear and Clearstream, Luxembourg are connected to each other by a direct link and participate in DTC through their New York depositaries, which act as links between the clearing systems. These arrangements permit you to hold book-entry securities through participants in any of these systems, subject to applicable securities laws.

Ownership of Book-Entry Securities

If you wish to purchase book-entry securities, you must either be a direct participant or make your purchase through a direct or indirect participant. Investors who purchase book-entry securities will hold them in an account at the bank or financial institution acting as their direct or indirect participant. Holding securities in this way is called holding in “street name.”

When you hold securities in street name, you must rely on the procedures of the institutions through which you hold your securities to exercise any of the rights granted to holders. This is because the legal obligations of Jamaica and the trustee run only to the registered owner of the global security, which will be the clearing system or its nominee or common depositary. For example, once Jamaica and the trustee make a payment to the registered holder of a global security, they will no longer be liable for the payment, even if you do not receive it. In practice, the clearing systems will pass along any payments or notices they receive from Jamaica to their participants, which will pass along the payments to you. In addition, if you desire to take any action which a holder of a global security is entitled to take, then the clearing system would authorize the participant through which you hold your book-entry securities to take such action, and the participant would then either authorize you to take the action or would act for you on your instructions. The transactions between you, the participants and the clearing systems will be governed by customer agreements, customary practices and applicable laws and regulations, and not by any legal obligation of Jamaica or the trustee.

As an owner of book-entry securities represented by a global security, you will also be subject to the following restrictions:

•

you will not be entitled to (a) receive physical delivery of the debt securities in certificated form or (b) have any of the debt securities registered in your name, except under the circumstances described below under “—Certificated Securities”;

•	you may not be able to transfer or sell your debt securities to some insurance companies and other institutions that are required by law to own their securities in certificated form; and

•

you may not be able to pledge your debt securities in circumstances where certificates must be physically delivered to the creditor or the beneficiary of the pledge in order for the pledge to be effective.

Cross-Market Transfer, Clearance and Settlement of Book-Entry Securities

The following description reflects Jamaica’s understanding of the current rules and procedures of DTC, Euroclear and Clearstream, Luxembourg relating to cross-market trades in book-entry securities where Euroclear and Clearstream, Luxembourg hold securities through their respective depositaries at DTC. These systems could change their rules and procedures at any time, and Jamaica takes no responsibility for their actions or the accuracy of this description.

It is important for you to establish at the time of the trade where both the purchaser’s and seller’s accounts are located to ensure that settlement can be made on the desired value date, i.e., the date specified by the purchaser and seller on which the price of the debt securities is fixed.

When book-entry securities are to be transferred from a DTC seller to a Euroclear or Clearstream, Luxembourg purchaser, the purchaser must first send instructions to Euroclear or Clearstream, Luxembourg through a participant at least one business day before the settlement date. Euroclear or Clearstream, Luxembourg will then instruct its New York depositary to receive the debt securities and make payment for them. On the settlement date, the New York depositary will make payment to the DTC participant through which the seller holds its securities, which will make payment to the seller, and the debt securities will be credited to the New York depositary’s account. After settlement has been completed, Euroclear or Clearstream, Luxembourg will credit the debt securities to the account of the participant through which the purchaser is acting. This securities credit will appear the next day European time after the settlement date, but will be back-valued to the value date, which will be the preceding day if settlement occurs in New York. If settlement is not completed on the intended value date, the debt securities credit and cash debit will instead be valued at the actual settlement date.

A participant in Euroclear or Clearstream, Luxembourg, acting for the account of a purchaser of book-entry securities, will need to make funds available to Euroclear or Clearstream, Luxembourg in order to pay for the debt securities on the value date. The most direct way of doing this is for the participant to preposition funds, i.e., have funds in place at Euroclear or Clearstream, Luxembourg before the value date, either from cash on hand or existing lines of credit. The participant may require the purchaser to follow these same procedures.

When book-entry securities are to be transferred from a Euroclear or Clearstream, Luxembourg seller to a DTC purchaser, the seller must first send instructions to and preposition the debt securities with Euroclear or Clearstream, Luxembourg through a participant at least one business day before the settlement date. Euroclear or Clearstream, Luxembourg will then instruct its New York depositary to credit the book-entry securities to the account of the DTC participant through which the purchaser is acting and to receive payment in exchange. The payment will be credited to the account of the Euroclear or Clearstream, Luxembourg participant through which the seller is acting on the following day, but the receipt of the cash proceeds will be back-valued to the value date, which will be the preceding day if settlement occurs in New York. If settlement is not completed on the intended value date, the receipt of the cash proceeds and securities debit will instead be valued at the actual settlement date.

Certificated Securities

Jamaica will only issue debt securities in certificated form in exchange for book-entry securities represented by a global security if:

•

the depositary notifies Jamaica that it is unwilling or unable to continue as depositary, is ineligible to act as depositary or ceases to be a clearing agency registered under the U.S. Securities Exchange Act of 1934 and Jamaica does not appoint a successor depositary or clearing agency within 90 days;

•

the trustee has instituted or has been directed to institute any judicial proceeding to enforce the rights of the holders under the debt securities and has been advised by its legal counsel that it should obtain possession of the debt securities for the proceeding; or

•	Jamaica elects not to have the debt securities of a series represented by a global security or securities.

If a physical or certificated security becomes mutilated, defaced, apparently destroyed, lost or stolen, Jamaica may execute, and the trustee shall authenticate and deliver, a substitute security in replacement. In each case, the affected holder will be required to furnish to Jamaica and to the trustee an indemnity under which it will agree to pay Jamaica, the trustee and any of their respective agents for any losses that they may suffer relating to the debt security that was mutilated, defaced, apparently destroyed, lost or stolen. Jamaica and the trustee may also require that the affected holder present other documents or proof. The affected holder may be required to pay all taxes, expenses and reasonable charges associated with the replacement of the mutilated, defaced, apparently destroyed, lost or stolen security.

If Jamaica issues certificated securities, a holder of certificated securities may exchange them for securities of a different authorized denomination by submitting the certificated securities, together with a written request for an exchange, at the office of the trustee as specified in the indenture in New York City, or at the office of any paying agent. In addition, the holder of any certificated security may transfer it in whole or in part by surrendering it at any of such offices together with an executed instrument of transfer.

Jamaica will not charge the holders for the costs and expenses associated with the exchange, transfer or registration of transfer of certificated securities. Jamaica may, however, charge the holders for certain delivery expenses as well as any applicable stamp duty, tax or other governmental or insurance charges. The trustee may reject any request for an exchange or registration of transfer of any security made within 15 days of the date for any payment or principal of, or premium or interest on the debt securities.

Notices

Jamaica will mail any notices to the holders of the notes at their registered addresses as reflected in the books and records of the trustee. Jamaica will consider any mailed notice to have been given five Business Days after it has been sent.

If Jamaica lists a series of debt securities on the Luxembourg Stock Exchange, and the rules of the exchange require, Jamaica will also publish notices in a leading newspaper with general circulation in Luxembourg or on the website of the Luxembourg Stock Exchange (www.bourse.lu). If publication in a leading newspaper in Luxembourg or on the website of the Luxembourg Stock Exchange is not practicable, Jamaica will give notices in another way consistent with the rules of the Luxembourg Stock Exchange. Any notice so published will be considered given on the date of its first publication.

Trustee

The indenture establishes the obligations and duties of the trustee, the right to indemnification of the trustee and the liability and responsibility, including limitations, for actions that the trustee takes. The trustee is entitled to enter into business transactions with Jamaica or any of its affiliates without accounting for any profit resulting from these transactions.

Paying Agents; Transfer Agents; Registrar

Jamaica may appoint paying agents, transfer agents and a registrar with respect to each series of debt securities, which will be listed at the back of the relevant prospectus supplement. Jamaica may at any time appoint other paying agents, transfer agents and registrars with respect to a series. Jamaica, however, will at all times maintain a principal paying agent in a United States city and a registrar in New York City for each series until the debt securities of that series are paid. Jamaica will provide prompt notice of termination, appointment or change in the office of any paying agent, transfer agent or registrar acting in connection with any series of debt securities.

In addition, Jamaica will maintain a paying agent and a transfer agent in Luxembourg with respect to any series of debt securities listed on the Luxembourg Stock Exchange so long as the rules of the Luxembourg Stock Exchange so require.

Limitation on Time for Claims

To the extent permitted by law, claims against Jamaica for the payment of principal of, or interest or other amounts due on, the debt securities (including additional amounts) will become void unless made within five years of the date on which that payment first became due.

Jurisdiction, Consent to Service, Enforcement of Judgments and Immunities from Attachment

Jamaica has appointed its Consul General in New York City as its authorized agent for service of process in any action based on the debt securities or the indenture which a holder may institute in any Federal or New York State court in the Borough of Manhattan, The City of New York.

It may be difficult for investors to obtain or realize upon judgments of courts in the United States against Jamaica. The Government of Jamaica is a foreign sovereign government, which are generally immune from lawsuits and from the enforcement of judgments under United States law. Foreign sovereign governments, however, may waive this immunity and limited exceptions to this immunity are set forth in the U.S. Foreign Sovereign Immunities Act of 1976 (the “Immunities Act”).

Except as provided below, Jamaica will irrevocably waive and agree not to plead any immunity (including sovereign immunity) from the jurisdiction of any state or federal court in the Borough of Manhattan, The City of New York, to which it might otherwise be entitled in any action arising out of or based upon the debt securities, to the fullest extent permitted by applicable law. However, Jamaica reserves the right to plead sovereign immunity under the Immunities Act with respect to actions brought against it under United States federal securities laws or any state securities laws. In the absence of a waiver of immunity by Jamaica with respect to such actions, it would not be possible to obtain a U.S. judgment in such action unless a court were to determine that Jamaica is not entitled to sovereign immunity under the Immunities Act with respect to that action. Even if you obtained a U.S. judgment in any such suit, you may not be able to enforce the judgment in Jamaica. Moreover, you may not be able to enforce a judgment obtained under the Immunities Act against Jamaica’s property located in the United States except under the limited circumstances specified in the Immunities Act.

Jamaica will, in the indenture and in the debt securities, irrevocably submit to the jurisdiction of any state or federal court in the Borough of Manhattan, The City of New York, in respect of any claim or action arising out of or based upon the indenture or debt securities which may be instituted by any holder of a debt security, such as, for example, a claim for breach of any obligation under the indenture or the debt securities. Any process or other legal summons in connection with any such action may be served upon Jamaica by delivery of letters rogatory to the Consul General of Jamaica in New York, New York or by any other means that may have become permissible under the laws of the State of New York and Jamaica at the time of such service. However, Jamaica has not consented to service for suits made under the U.S. federal or state securities laws and, as explained above, Jamaica’s waiver of immunity does not extend to those actions.

A judgment obtained in New York against Jamaica can be sued upon in the courts of Jamaica as a valid cause of action. Furthermore, a Jamaican court, subject to certain conditions, will grant a judgment in Jamaica without any re-trial or re-examination of the merits of the original action. Jamaica is also subject to suit in competent courts in Jamaica. Section 20(4) of the Crown Proceedings Act provides that no execution or attachment shall be issued by any court in Jamaica for the purpose of enforcing payment by Jamaica of any money or costs. Execution or attachment means a legal process whereby the debtor property is taken under an order of the court and may be sold to satisfy the judgment debt. No such order can be made against Jamaica. Instead, the Crown Proceedings Act provides that where in any civil proceedings by or against Jamaica, any order (including an order for costs) is made by any court in Jamaica in favor of any person against Jamaica, the proper officer of the court shall, on an application and after taxing of costs, issue a certificate to such person which may be served upon the Attorney General of Jamaica. If the order provides for the payment of money or costs, the Ministry of Finance and the Public Service shall pay the amount due to such person. It is possible that the courts of Jamaica may not enforce the judgments of a foreign court against Jamaica on the grounds of public policy where Jamaica has not appeared in the relevant proceedings or has unsuccessfully claimed immunity in such proceedings and has not otherwise submitted to the jurisdiction of such foreign court.

Governing Law

The indenture and the debt securities are governed by and construed in accordance with the law of the State of New York unless otherwise specified in any series of debt securities, provided, however that all matters governing Jamaica’s authorization and execution of the indenture and the debt securities will be governed by and construed in accordance with the law of Jamaica. Notwithstanding any reserved matter modification, all matters related to the consent of holders and to modifications of the indenture or the debt securities will always be governed by and construed in accordance with the law of the State of New York.

TAXATION

The following is a summary discussion of certain Jamaican and United States federal income tax considerations that may be relevant to a holder of a debt security. This discussion is based on laws, regulations, administrative and judicial rulings and decisions in effect on the date of this Registration Statement. There can be no assurance that the taxing authorities of the United States or Jamaica will not take a contrary view, and no rulings from such authorities will be sought on the issues discussed herein. Further, the relevant legal provisions and interpretations are all subject to change, possibly with retroactive effect, and any such changes may affect the discussion set forth herein.

In addition, you may be subject to additional tax consequences in connection with gains or losses you obtain from the exchange of debt securities issued or guaranteed by Jamaica. Any such consequences may be further described in any prospectus supplement.

Investors are urged to consult their own tax advisors in determining the tax consequences of holding debt securities and exchanging debt securities issued or guaranteed by Jamaica, including the application to their particular circumstances of the tax considerations discussed below, as well as the application of state, local, foreign or other tax laws.

Jamaican Tax Considerations

The taxation discussion set out below is intended only as a descriptive summary and does not purport to be a complete technical analysis or listing of all potential tax effects to holders of the debt securities. Prospective buyers of the debt securities should consult with their tax advisors concerning issues including: the application of Jamaican income tax laws to them arising from an investment in the debt securities; any consequences to them arising under the laws of any other taxing jurisdiction; the availability for income tax purposes of a credit or deduction for Jamaican taxes; and the consequences of buying the debt securities at a price other than the issue price.

Income Taxation of Interest on the Debt Securities and Gain from Sale or Retirement of the Debt Securities

Interest paid to a holder of the debt securities who is an individual is generally subject to Jamaican withholding income tax, at the rate of 25% or such other lower rate as is provided for in an applicable tax treaty between Jamaica and the country where the recipient of the payment is resident. Interest paid to a holder of the debt security which is a company, trust, organization or other entity is generally subject to Jamaican withholding income tax, at the rate of 33 1/3% or such other lower rate as is provided for in an applicable tax treaty between Jamaica and the country where the recipient of the payment is resident. Under the United States/Jamaica Double Taxation Agreement, or the Treaty, the rate of withholding income tax on interest is reduced to 12.5%. Section 12(1)(m) of the Jamaica Income Tax Act provides that the interest on any borrowing charged to Jamaica’s consolidated fund may be exempt from income tax by order of the Minister responsible for finance. Interest payments on the debt securities will be charged to Jamaica’s consolidated fund, and, therefore, such payments will not be subject to income tax upon the issuance by the Minister responsible for finance of an exemption order under Section 12(1)(m). The Minister responsible for finance intends to make an exemption order under Section 12(1)(m) of the Jamaica Income Tax Act thereby relieving interest payments on the debt securities from income tax, but this exemption will not apply to Jamaican residents who own or hold, directly or indirectly, or have a beneficial interest in, the debt securities. For the purposes of the Jamaica Income Tax Act, “interest” includes any profit or gain or financial return accruing to an investor.

As a result of the foregoing, no Jamaican income tax would be payable on any gain arising on the disposal of the debt securities, unless the seller is engaged in the business of buying and selling investments. Even if the seller is engaged in the business of buying and selling investments, under the Treaty, and is a United States resident within the meaning of the Treaty and does not have a permanent establishment in Jamaica, the seller would not be liable for Jamaican income tax on any such gain. Jamaica has similar provisions in other double taxation agreements, including those with the United Kingdom and Canada.

Transfer Tax and Stamp Duty

Transfer tax is not levied on bonds issued by the Government of Jamaica given that such bonds do not qualify as property on which transfer tax is levied. This is because in line with section 3(4) of the Transfer Tax Act, transfer tax is levied on property defined as land, lease of land, securities, and beneficial interest under any of the aforementioned properties. Section 2 of the Transfer Tax Act explicitly excludes bonds or other securities issued by the Government of Jamaica from the definition of securities. Analogously, stamp duty is exempt under the head of General Exemption of the Stamp Duty Act, which provides: “All bonds, and other official documents, whatsoever, relating to the service of Her Majesty’s Customs in this Island, Her Majesty’s Commissariat or Ordinance Department…or relating to the Public Service of this Island…”. Therefore, there is no need for the use of the discretionary powers of the Minister of Finance and the Public Service in respect of this matter.

United States Federal Income Taxation Considerations

The following is a general summary of certain U.S. federal income tax considerations that may be relevant with respect to the acquisition, beneficial ownership and disposition of the debt securities. This summary addresses only the U.S. federal income tax considerations of holders that acquire the debt securities at their original issuance at their “Issue Price” (as defined below) and that will hold the debt securities as capital assets.

This summary does not purport to address all U.S. federal income tax matters that may be relevant to a particular holder of debt securities. This summary does not address tax considerations applicable to holders of debt securities that may be subject to special tax rules including, without limitation, the following: (i) banks and financial institutions; (ii) insurance companies; (iii) dealers or traders in securities, currencies or notional principal contracts; (iv) tax-exempt entities; (v) regulated investment companies; (vi) real estate investment trusts; (vii) persons that will hold the debt securities as part of a “hedging” or “conversion” transaction or as a position in a “straddle” or as part of a “synthetic security” or other integrated transaction for U.S. federal income tax purposes; (viii) persons that have a “functional currency” other than the U.S. dollar; (ix) persons who will hold the debt securities through partnerships or other pass-through entities; and (x) certain U.S. expatriates and former long-term residents of the United States. Further, this summary does not address state and local tax consequences, alternative minimum tax consequences, any estate or gift tax consequences or the indirect effects on the holders of equity interests of a holder of debt securities.

This summary is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury Regulations and judicial and administrative interpretations thereof, in each case as in effect and available on the date of this prospectus. All of the foregoing are subject to change, which change could apply retroactively and could affect the tax consequences described below.

This summary does not cover every type of debt security that may be issued under this prospectus. If we intend to issue a debt security of a type not described in this summary, or if there are otherwise special tax consequences with respect to the debt security that are not covered herein, additional tax information will be provided in the prospectus supplement for the applicable debt security.

Prospective investors should consult their own tax advisors with respect to the U.S. federal, state, local and foreign tax consequences of acquiring, beneficially owning or disposing of the debt securities.

For the purposes of this summary, a “U.S. Holder” is a beneficial owner of debt securities that is, for U.S. federal income tax purposes: (i) a citizen or resident of the United States; (ii) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any state thereof (including the District of Columbia); (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (iv) a trust if (x) a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have the

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authority to control all of the substantial decisions of such trust or (y) the trust has validly made an election to be treated as a U.S. person under applicable U.S. Treasury Regulations. A “Non-U.S. Holder” is a beneficial owner of debt securities that is not a U.S. Holder and not a partnership. If a partnership holds a debt security, the U.S. federal income tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. A partner of a partnership holding any debt securities should consult its tax advisors.

U.S. Holders that use an accrual method of accounting for tax purposes (“accrual method holders”) generally are required to include certain amounts in income no later than the time such amounts are reflected on certain financial statements (the “book/tax conformity rule”). The application of the book/tax conformity rule thus may require the accrual of income earlier than would be the case under the general tax rules described below. However, final U.S. Treasury Regulations provide that the book/tax conformity rule does not apply to the general timing rules for original issue discount (discussed below), market discount (discussed below), income under the contingent payment debt instrument rules (discussed below) and certain other items with respect to debt instruments. Accrual method holders should consult with their tax advisors regarding the potential applicability of the book/tax conformity rule to their particular situation.

Payments of Interest

Interest paid on a debt security, other than interest on a “Discount Debt Security” that is not “qualified stated interest” (each as defined below under “Original Issue Discount — General”), will be taxable to a U.S. Holder as ordinary interest income at the time it is received or accrued, depending on the U.S. Holder’s method of accounting for U.S. federal income tax purposes.

If interest on a debt security is payable in a currency other than U.S. dollars (a “foreign currency”), a U.S. Holder utilizing the cash method of accounting for U.S. federal income tax purposes is required to include in income the U.S. dollar value of that interest payment, based on the spot exchange rate in effect on the date of receipt, regardless of whether the payment is in fact converted into U.S. dollars. No exchange gain or loss will be realized with respect to the receipt of such interest payment, other than exchange gain or loss that is attributable to the actual disposition of the foreign currency received (which will be treated as ordinary gain or loss).

If interest on a debt security is payable in a foreign currency, an accrual basis U.S. Holder is required to include in income the U.S. dollar value of the amount of interest income accrued on such a debt security during the accrual period. An accrual basis U.S. Holder may determine the amount of the interest income to be recognized in accordance with either of two methods. Under the first accrual method, the amount of income accrued will be based on the average exchange rate in effect during the interest accrual period or, with respect to an accrual period that spans two taxable years, the part of the period within the taxable year. Under the second accrual method, the U.S. Holder may elect to determine the amount of income accrued on the basis of the exchange rate in effect on the last day of the accrual period or, in the case of an accrual period that spans two taxable years, the exchange rate in effect on the last day of the part of the period within the taxable year. If the last day of the accrual period is within five business days of the date the interest payment is actually received, an electing accrual basis U.S. Holder may instead translate that interest expense at the exchange rate in effect on the day of actual receipt. Any election to use the second accrual method will apply to all debt instruments held by the U.S. Holder at the beginning of the first taxable year to which the election applies or thereafter acquired by the U.S. Holder and will be irrevocable without the consent of the U.S. Internal Revenue Service (the “IRS”).

A U.S. Holder utilizing either of the foregoing two accrual methods will recognize ordinary income or loss with respect to accrued interest income on the date of receipt of the interest payment (including a payment attributable to accrued but unpaid interest upon the sale or retirement of a debt security). The amount of ordinary income or loss will equal the difference between the U.S. dollar value of the interest payment received (determined on the date the payment is received) in respect of the accrual period and the U.S. dollar value of interest income that has accrued during that accrual period (as determined under the accrual method utilized by the U.S. Holder).

Foreign currency received as interest on the debt securities will have a tax basis equal to its U.S. dollar value at the time the interest payment is received. Gain or loss, if any, realized by a U.S. Holder on a sale or other disposition of that foreign currency will be ordinary income or loss and will generally be income from sources within the United States for foreign tax credit limitation purposes.

In the event that any additional amounts are paid on the debt securities, a U.S. Holder will be required to include in income such additional amounts and any tax withheld from interest payments notwithstanding that such withheld tax is not in fact received by such U.S. Holder. A U.S. Holder may be entitled to deduct or credit such tax, subject to applicable limitations. Investors are urged to consult their tax advisors regarding the availability of the foreign tax credit under their particular circumstances, including the possible adverse impact on creditability to the extent a U.S. Holder is entitled to either a refund of any Jamaican tax withheld or a reduced rate of withholding.

Interest income (including additional amounts and any tax withheld) on the debt securities will be treated as foreign source income for U.S. federal income tax purposes, which may be relevant in calculating a U.S. Holder’s foreign tax credit limitation for U.S. federal income tax purposes. The limitation on foreign taxes eligible for the U.S. foreign tax credit is calculated separately with respect to specific classes of income. The foreign tax credit rules are complex, and U.S. Holders should consult their own tax advisors regarding the availability of a foreign tax credit and the application of the limitation in their particular circumstances.

Original Issue Discount

General. A debt security, other than a debt security with a term of one year or less (a “Short-Term Debt Security”), will be treated as issued with original issue discount (“OID”, and a debt security issued with OID, a “Discount Debt Security”), for U.S. federal income tax purposes if the excess of the sum of all payments provided under the debt security, other than “qualified stated interest payments” (as defined below), over the “Issue Price” of the debt security is not less than a “de minimis amount” (as defined below). “Qualified stated interest” is generally interest paid on a debt security that is unconditionally payable in cash or in property (other than debt instruments of the issuer) at least annually at a single fixed rate. For U.S. federal income tax purposes the “Issue Price” of the debt securities under the applicable prospectus supplement generally will be the first price at which a substantial amount of the debt securities are sold to persons other than bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents, or wholesalers.

In general, if the excess of the sum of all payments provided under the debt security other than qualified stated interest payments (the debt security’s “stated redemption price at maturity”) over its Issue Price is less than 1/4 of one percent of the debt security’s stated redemption price at maturity multiplied by the number of complete years to its maturity, or the de minimis amount, then such excess, if any, constitutes “de minimis OID” and the debt security is not a Discount Debt Security. Unless the election described below under “Original Issue Discount – Election to Treat All Interest as OID” is made, a U.S. Holder of a debt security with de minimis OID must include such de minimis OID in income as stated principal payments on the debt security are made. The includible amount with respect to each such payment will equal the product of the total amount of the debt security’s de minimis OID and a fraction, the numerator of which is the amount of the principal payment made and the denominator of which is the stated principal amount of the debt security. Any amount of de minimis OID includable in income under the rules described in the preceding two sentences will generally be treated as amounts received in retirement of a debt security.

A U.S. Holder will be required to include OID on a Discount Debt Security in income for U.S. federal income tax purposes as it accrues calculated on a constant-yield method (described below) before the actual receipt of cash attributable to that income, regardless of the U.S. Holder’s method of accounting for U.S. federal income tax purposes. Under this method, U.S. Holders generally will be required to include in income increasingly greater amounts of OID over the life of Discount Debt Securities.

The amount of OID includible in income by a U.S. Holder of a Discount Debt Security is the sum of the daily portions of OID with respect to the debt security for each day during the taxable year or portion of the taxable year in which the U.S. Holder holds that debt security, or accrued OID. The daily portion is determined by allocating to each day in any “accrual period” a pro rata portion of the OID allocable to that accrual period. Accrual periods with respect to a debt security may be of any length selected by the U.S. Holder and may vary in length over the term of the debt security as long as (i) no accrual period is longer than one year and (ii) each scheduled payment of interest or principal on the debt security occurs on either the final or first day of an accrual period.

The amount of OID allocable to an accrual period equals the excess of (a) the product of the debt security’s “adjusted issue price” at the beginning of the accrual period and the debt security’s yield to maturity (determined on the basis of compounding at the close of each accrual period and properly adjusted for the length of the accrual period) over (b) the sum of the payments of qualified stated interest on the debt security allocable to the accrual period. The “adjusted issue price” of a debt security at the beginning of any accrual period is the Issue Price.

Thereafter, the “adjusted issue price” of the debt security is the Issue Price increased by (x) the amount of accrued OID for each prior accrual period and decreased by (y) the amount of any payments previously made on the debt security that were not qualified stated interest payments.

For the purposes of determining the amount of OID allocable to an accrual period, if an interval between payments of qualified stated interest on the debt security contains more than one accrual period, the amount of qualified stated interest payable at the end of the interval (including any qualified stated interest that is payable on the first day of the accrual period immediately following the interval) is allocated pro rata on the basis of relative lengths to each accrual period in the interval, and the adjusted issue price at the beginning of each accrual period in the interval must be increased by the amount of any qualified stated interest that has accrued prior to the first day of the accrual period but that is not payable until the end of the interval.

The amount of OID allocable to an initial short accrual period may be computed using any reasonable method if all other accrual periods other than a final short accrual period are of equal length. The amount of OID allocable to the final accrual period is the difference between (x) the amount payable at the maturity of the debt security (other than any payment of qualified stated interest) and (y) the debt security’s adjusted issue price as of the beginning of the final accrual period.

OID for any accrual period on a debt security that is denominated in, or determined by reference to, a foreign currency will be determined in that foreign currency and then translated into U.S. dollars in the same manner as interest payments accrued by an accrual basis U.S. Holder, as described under “Payments of Interest” above. Upon receipt of an amount attributable to OID in these circumstances, a U.S. Holder may recognize ordinary income or loss.

OID on a Discount Debt Security will be treated as foreign source income for the purposes of calculating a U.S. Holder’s foreign tax credit limitation. The limitation on foreign taxes eligible for the U.S. foreign tax credit is calculated separately with respect to specific classes of income. The foreign tax credit rules are complex, and U.S. Holders should consult their own tax advisors regarding the availability of a foreign tax credit and the application of the limitation in their particular circumstances.

Acquisition Premium. A U.S. Holder that purchases a debt security for an amount less than or equal to the debt security’s stated redemption price at maturity but in excess of its adjusted issue price (as determined above under “Original Issue Discount — General”) (any such excess being “acquisition premium”) and that does not make the election described below under “Election to Treat All Interest as OID” shall reduce the daily portions of OID by a fraction, the numerator of which is the excess (if any) of the U.S. Holder’s adjusted basis in the debt security immediately after its purchase (the purchase price of the debt security) over the adjusted issue price of the debt security, and the denominator of which is the excess of the remaining stated redemption price at maturity over the debt security’s adjusted issue price.

Market Discount. A debt security, other than a Short-Term Debt Security, will be treated as purchased at a market discount, or a “Market Discount Debt Security,” if the debt security’s stated redemption price at maturity or, in the case of a Discount Debt Security, the debt security’s “revised issue price”, exceeds the amount for which the U.S. Holder purchased the debt security by at least 1/4 of one percent of such debt security’s stated redemption price at maturity or revised issue price, respectively, multiplied by the number of complete years to the debt security’s maturity. If such excess is not sufficient to cause the debt security to be a Market Discount Debt Security, then such excess constitutes “de minimis market discount” and such debt security is not subject to the rules discussed in the following paragraphs. For these purposes, the “revised issue price” of a debt security generally equals its issue price, increased by the amount of any OID that has accrued on the debt security and decreased by any payments previously made on the debt security that were not payments of qualified stated interest.

Any gain recognized on the maturity or disposition of a Market Discount Debt Security will be treated as ordinary income to the extent that such gain does not exceed the accrued market discount on such debt security. Alternatively, a U.S. Holder of a Market Discount Debt Security may elect to include market discount in income currently over the life of the debt security. Such an election shall apply to all debt instruments with market discount acquired by the electing U.S. Holder on or after the first day of the first taxable year to which the election applies. This election may not be revoked without the consent of the IRS.

Market discount on a Market Discount Debt Security will accrue on a straight-line basis unless the U.S. Holder elects to accrue such market discount on a constant-yield method. Such an election shall apply only to the debt security with respect to which it is made and is irrevocable. A U.S. Holder of a Market Discount Debt Security that does not elect to include market discount in income currently generally will be required to defer deductions for interest on borrowings allocable to such debt security in an amount not exceeding the accrued market discount on such debt security until the maturity or disposition of such debt security.

Election to Treat All Interest as OID. A U.S. Holder may elect to include in gross income all interest that accrues on a debt security using the constant-yield method described above under the heading “Original Issue Discount — General”, with the modifications described below. For the purposes of this election, interest includes stated interest, OID, de minimis OID, market discount, de minimis market discount and unstated interest, as adjusted by any amortizable bond premium or acquisition premium.

In applying the constant-yield method to a debt security with respect to which this election has been made, the issue price of the debt security will equal its cost to the electing U.S. Holder, the issue date of the debt security will be the date of its acquisition by the electing U.S. Holder, and no payments on the debt security will be treated as payments of qualified stated interest. This election will generally apply only to the debt security with respect to which it is made and may not be revoked without the consent of the IRS. If this election is made with respect to a debt security with amortizable bond premium, then the electing U.S. Holder will be deemed to have elected to apply amortizable bond premium against interest with respect to all debt instruments with amortizable bond premium (other than debt instruments the interest on which is excludible from gross income) held by the electing U.S. Holder as of the beginning of the taxable year in which the debt security with respect to which the election is made is acquired or thereafter acquired. The deemed election with respect to amortizable bond premium may not be revoked without the consent of the IRS.

If the election to apply the constant-yield method to all interest on a debt security is made with respect to a Market Discount Debt Security, the electing U.S. Holder will be treated as having made the two elections discussed above under “Original Issue Discount — Market Discount” to include market discount in income currently over the life of all debt instruments held or thereafter acquired by such U.S. Holder and to accrue market discount on a constant-yield method.

Variable Interest Rate Debt Securities. Debt securities that provide for interest at variable rates (“Variable Interest Rate Debt Securities”) generally will bear interest at a “qualified floating rate” and thus will be treated as “variable rate debt instruments” under U.S. Treasury Regulations governing accrual of OID. A Variable Interest Rate Debt Security will qualify as a “variable rate debt instrument” if (i) its issue price does not exceed the total noncontingent principal payments due under the Variable Interest Rate Debt Security by more than a specified de minimis amount, (ii) it provides for stated interest, paid or compounded at least annually, at (a) one or more qualified floating rates, (b) a single fixed rate and one or more qualified floating rates, (c) a single objective rate, or (d) a single fixed rate and a single objective rate that is a qualified inverse floating rate, and (iii) it does not provide for any principal payments that are contingent (other than as described in (i) above).

A “qualified floating rate” is any variable rate where variations in the value of the rate can reasonably be expected to measure contemporaneous variations in the cost of newly borrowed funds in the currency in which the Variable Interest Rate Debt Security is denominated. A fixed multiple of a qualified floating rate will constitute a qualified floating rate only if the multiple is greater than 0.65 but not more than 1.35. A variable rate equal to the product of a qualified floating rate and a fixed multiple that is greater than 0.65 but not more than 1.35, increased or decreased by a fixed rate, will also constitute a qualified floating rate. In addition, two or more qualified floating rates that can reasonably be expected to have approximately the same values throughout the term of the Variable Interest Rate Debt Security (e.g., two or more qualified floating rates with values within 25 basis points of each other as determined on the Variable Interest Rate Debt Security’s issue date) will be treated as a single qualified floating rate. Notwithstanding the foregoing, a variable rate that would otherwise constitute a qualified floating rate but which is subject to one or more restrictions such as a maximum stated interest rate (i.e., a cap) or a minimum stated interest rate (i.e., a floor) may, under certain circumstances, fail to be treated as a qualified floating rate unless the cap or floor is fixed throughout the term of the debt security.

An “objective rate” is a rate that is not itself a qualified floating rate but which is determined using a single fixed formula and which is based on objective financial or economic information (e.g., one or more qualified floating rates or the yield of actively traded personal property). A rate will not qualify as an objective rate if it is based on information that is within the control of Jamaica (or a related party) or that is unique to the circumstances of Jamaica (or a related party). However, a rate will not fail to be an objective rate if it is based on the credit quality of Jamaica. Other variable interest rates may be treated as objective rates if so designated by the IRS in the future. Despite the foregoing, a variable rate of interest on a Variable Interest Rate Debt Security will not constitute an objective rate if it is reasonably expected that the average value of the rate during the first half of the Variable Interest Rate Debt Security’s term will be either significantly less than or significantly greater than the average value of the rate during the final half of the Variable Interest Rate Debt Security’s term. A “qualified inverse floating rate” is any objective rate where the rate is equal to a fixed rate minus a qualified floating rate, as long as variations in the rate can reasonably be expected to inversely reflect contemporaneous variations in the qualified floating rate. If a Variable Interest Rate Debt Security provides for stated interest at a fixed rate for an initial period of one year or less followed by a variable rate that is either a qualified floating rate or an objective rate for a subsequent period and if the variable rate on the Variable Interest Rate Debt Security’s issue date is intended to approximate the fixed rate (e.g., the value of the variable rate on the issue date does not differ from the value of the fixed rate by more than 25 basis points), then the fixed rate and the variable rate together will constitute either a single qualified floating rate or objective rate, as the case may be.

A qualified floating rate or objective rate in effect at any time during the term of the instrument must be set at a “current value” of that rate. A “current value” of a rate is the value of the rate on any day that is no earlier than 3 months prior to the first day on which that value is in effect and no later than 1 year following that first day.

If a Variable Interest Rate Debt Security that provides for stated interest at either a single qualified floating rate or a single objective rate throughout the term thereof qualifies as a “variable rate debt instrument”, then any stated interest on the debt security which is unconditionally payable in cash or property (other than debt instruments of Jamaica) at least annually will constitute qualified stated interest and will be taxed accordingly.

Thus, a Variable Interest Rate Debt Security that provides for stated interest at either a single qualified floating rate or a single objective rate throughout the term thereof and that qualifies as a “variable rate debt instrument” will generally not be treated as having been issued with OID unless the Variable Interest Rate Debt Security is issued at a “true” discount (i.e., at a price below the debt security’s stated principal amount) in excess of a specified de minimis amount. OID on a Variable Interest Rate Debt Security arising from “true” discount is allocated to an accrual period using the constant yield method described above by assuming that the variable rate is a fixed rate equal to (i) in the case of a qualified floating rate or qualified inverse floating rate, the value, as of the issue date, of the qualified floating rate or qualified inverse floating rate, or (ii) in the case of an objective rate (other than a qualified inverse floating rate), a fixed rate that reflects the yield that is reasonably expected for the Variable Interest Rate Debt Security.

In general, any other Variable Interest Rate Debt Security that qualifies as a “variable rate debt instrument” will be converted into an “equivalent” fixed rate debt instrument for purposes of determining the amount and accrual of OID and qualified stated interest on the Variable Interest Rate Debt Security. Such a Variable Interest Rate Debt Security must be converted into an “equivalent” fixed rate debt instrument by substituting any qualified floating rate or qualified inverse floating rate provided for under the terms of the Variable Interest Rate Debt Security with a fixed rate equal to the value of the qualified floating rate or qualified inverse floating rate, as the case may be, as of the Variable Interest Rate Debt Security’s issue date. Any objective rate (other than a qualified inverse floating rate) provided for under the terms of the Variable Interest Rate Debt Security is converted into a fixed rate that reflects the yield that is reasonably expected for the Variable Interest Rate Debt Security. In the case of a Variable Interest Rate Debt Security that qualifies as a “variable rate debt instrument” and provides for stated interest at a fixed rate in addition to either one or more qualified floating rates or a qualified inverse floating rate, the fixed rate is initially converted into a qualified floating rate (or a qualified inverse floating rate, if the Variable Interest Rate Debt Security provides for a qualified inverse floating rate). Under these circumstances, the qualified floating rate or qualified inverse floating rate that replaces the fixed rate must be such that the fair market value of the Variable Interest Rate Debt Security as of the Variable Interest Rate Debt Security’s issue date is approximately the same as the fair market value of an otherwise identical debt instrument that provides for either the qualified floating rate or qualified inverse floating rate rather than the fixed rate. Subsequent to converting the fixed rate into either a qualified floating rate or a qualified inverse floating rate, the Variable Interest Rate Debt Security is converted into an “equivalent” fixed rate debt instrument in the manner described above.

Once the Variable Interest Rate Debt Security is converted into an “equivalent” fixed rate debt instrument pursuant to the foregoing rules, the amount of OID and qualified stated interest, if any, are determined for the “equivalent” fixed rate debt instrument by applying the general OID rules to the “equivalent” fixed rate debt instrument and a U.S. Holder of the Variable Interest Rate Debt Security will account for the OID and qualified stated interest as if the U.S. Holder held the “equivalent” fixed rate debt instrument. In each accrual period, appropriate adjustments will be made to the amount of qualified stated interest or OID assumed to have been accrued or paid with respect to the “equivalent” fixed rate debt instrument in the event that these amounts differ from the actual amount of interest accrued or paid on the Variable Interest Rate Debt Security during the accrual period.

If a Variable Interest Rate Debt Security, such as a debt security the payments on which are determined by reference to an index, does not qualify as a “variable rate debt instrument”, then the Variable Interest Rate Debt Security will be treated as a contingent payment debt obligation. The proper U.S. federal income tax treatment of Variable Interest Rate Debt Securities that are treated as contingent payment debt obligations will be more fully described in the applicable prospectus supplement.

Short-Term Debt Securities. Short-Term Debt Securities will be treated as having been issued with OID. In general, an individual or other cash method U.S. Holder is not required to accrue such OID unless the U.S. Holder elects to do so. If such an election is not made, any gain recognized by the U.S. Holder on the sale, exchange or maturity of the Short-Term Debt Security will be ordinary income to the extent of the OID accrued on a straight-line basis, or upon election under the constant yield method (based on daily compounding), through the date of sale or maturity, and a portion of the deductions otherwise allowable to the U.S. Holder for interest on borrowings allocable to the Short-Term Debt Security will be deferred until a corresponding amount of income is realized. U.S. Holders who report income for U.S. federal income tax purposes under the accrual method, and certain other holders including banks and dealers in securities, are required to accrue OID on a Short-Term Debt Security on a straight-line basis unless an election is made to accrue the OID under a constant yield method (based on daily compounding).

Premium

A U.S. Holder that purchases a debt security for an amount in excess of its principal amount, or for a Discount Debt Security, its stated redemption price at maturity, may elect to treat such excess as “amortizable bond premium”. If such election is made, the amount required to be included in the U.S. Holder’s income each year with respect to interest on the debt security will be reduced by the amount of amortizable bond premium allocable (based on the debt security’s yield to maturity) to such year. In the case of a debt security that is denominated in, or determined by reference to, a foreign currency, amortizable bond premium will be computed in units of foreign currency, and amortizable bond premium will reduce interest income in units of foreign currency. At the time amortizable bond premium offsets interest income, a U.S. Holder realizes exchange gain or loss (taxable as ordinary income or loss) equal to the difference between exchange rates at that time and at the time of the acquisition of the debt securities. Any election to amortize bond premium shall apply to all bonds (other than bonds the interest in which is excludible from gross income) held by the U.S. Holder at the beginning of the first taxable year to which the election applies or thereafter acquired by the U.S. Holder and is irrevocable without the consent of the IRS. A U.S. Holder that does not elect to take amortizable bond premium into account currently will recognize a capital loss when the debt security matures.

Further Issues of Debt Securities

Jamaica may from time to time, without the consent of the holders, create and issue additional debt securities having the same terms and conditions as the debt securities in all respects, except for the issue date, Issue Price and first payment on the debt securities; provided, however, that any additional debt securities subsequently issued that are not fungible with the previously outstanding debt securities for U.S. federal income tax purposes shall have a separate CUSIP, ISIN or other identifying number from the previously outstanding debt securities.

In such a case, the additional debt securities may be considered to have been issued with OID (and therefore be treated as a Discount Debt Security) even if the original debt securities had no OID, or the additional debt securities may have greater or lesser amounts of OID than the original debt securities. These differences may affect the market value of the original debt securities if the additional debt securities are not otherwise distinguishable from the original debt securities.

Sale, Exchange and Retirement of Debt Securities

A U.S. Holder’s tax basis in a debt security will generally equal its “U.S. dollar cost”, increased by the amount of any OID or market discount included in the U.S. Holder’s income with respect to the debt security and the amount, if any, of income attributable to de minimis OID and de minimis market discount previously included in the U.S. Holder’s income with respect to the debt security (each as determined above), and reduced (but not below zero) by the amount of any payments with respect to the debt security that are not qualified stated interest payments and the amount of any amortizable bond premium previously applied to reduce interest on the debt security. The “U.S. dollar cost” of a debt security purchased with a foreign currency will generally be the U.S. dollar value of the purchase price on the date of purchase or, in the case of debt securities traded on an established securities market (as defined in the applicable U.S. Treasury Regulations) that are purchased by a cash basis U.S. Holder (or an accrual basis U.S. Holder that so elects), on the settlement date for the purchase.

A U.S. Holder will generally recognize gain or loss on the sale, exchange or retirement of a debt security equal to the difference between (a) the amount realized on the transaction less any accrued qualified stated interest, which will be subject to tax in the manner described above under “Payments of Interest,” and (b) the adjusted tax basis of the debt security. The amount realized on the sale, exchange or retirement of a debt security for an amount in foreign currency will be the U.S. dollar value of that amount on (1) the date the payment is received in the case of a cash basis U.S. Holder, (2) the date of disposition in the case of an accrual basis U.S. Holder, or (3) in the case of debt securities traded on an established securities market (as defined in the applicable U.S. Treasury Regulations), that are sold by a cash basis U.S. Holder (or an accrual basis U.S. Holder that so elects), on the settlement date for the sale. Such gain or loss generally will constitute capital gain or loss and will be long-term capital gain or loss if the debt securities were held by such U.S. Holder for more than one year. Long-term capital gain realized by a non-corporate U.S. Holder is generally subject to taxation at a rate lower than applicable to ordinary income. The deductibility of capital losses is subject to limitations.

Gain or loss recognized by a U.S. Holder on the sale, exchange or retirement of a debt security that is attributable to changes in currency exchange rates will be ordinary income or loss and will consist of OID exchange gain or loss and principal exchange gain or loss. OID exchange gain or loss will equal the difference between the U.S. dollar value of the amount received on the sale, exchange or retirement of a debt security that is attributable to accrued but unpaid OID as determined by using the exchange rate on the date of the sale, exchange or retirement and the U.S. dollar value of accrued but unpaid OID as determined by the U.S. Holder under the rules described above under “Original Issue Discount — General”. Principal exchange gain or loss will equal the difference between the U.S. dollar value of the U.S. Holder’s purchase price of the debt security in foreign currency determined on the date of the sale, exchange or retirement, and the U.S. dollar value of the U.S. Holder’s purchase price of the debt security in foreign currency determined on the date the U.S. Holder acquired the debt security. The foregoing foreign currency gain or loss will be recognized only to the extent of the total gain or loss realized by the U.S. Holder on the sale, exchange or retirement of the debt security, and will generally be treated as from sources within the United States for U.S. foreign tax credit limitation purposes.

Any gain or loss recognized by a U.S. Holder on the sale, exchange or retirement of a debt security would generally be U.S. source capital gain or loss (except to the extent they are attributable to accrued market discount, accrued but unpaid interest or to changes in currency exchange rates) which will be taxable as such. If a U.S. Holder’s basis in a debt security includes accrued but unpaid OID and the U.S. Holder recognizes a loss on the transaction with respect to such amounts that exceeds certain specified thresholds, the U.S. Holder may be required to specifically disclose certain information with respect to the transaction on its tax return under tax disclosure regulations. U.S. Holders should consult their own tax advisors as to the applicability of these disclosure regulations.

Prospective investors should consult their own tax advisors with respect to the treatment of capital gains (which may be taxed at lower rates than ordinary income for taxpayers who are individuals, trusts or estates that held the debt securities for more than one year) and capital losses (the deductibility of which is subject to limitations).

A U.S. Holder will have a tax basis in any foreign currency received on the sale, exchange or retirement of a debt security equal to the U.S. dollar value of the foreign currency at the time of the sale, exchange or retirement. Gain or loss, if any, realized by a U.S. Holder on a sale or other disposition of that foreign currency will be ordinary income or loss and will generally be income or loss from sources within the United States for foreign tax credit limitation purposes.

Net Investment Income Tax

Certain U.S. Holders who are individuals, estates or trusts are subject to a 3.8% tax on the lesser of (1) such U.S. Holders’ net investment income (in the case of individuals) or undistributed net investment income (in the case of estates and trusts) (which includes, among other things, any interest payments and proceeds from the sale or other taxable disposition of the debt securities) for the relevant taxable year and (2) the excess of the U.S.

Holders’ modified adjusted gross income (in the case of individuals) or adjusted gross income (in the case of estates and trusts) for the taxable year over a certain threshold. U.S. Holders should consult their tax advisors regarding the effect, if any, of this tax on net investment income on their ownership and disposition of the debt securities.

Taxation of Non-U.S. Holders

Subject to the backup withholding tax discussion below, a Non-U.S. Holder generally should not be subject to U.S. federal income or withholding tax on any payments on the debt securities and gain from the sale, redemption or other disposition of the debt securities unless: (i) that payment and/or gain is effectively connected with the conduct by that Non-U.S. Holder of a trade or business in the United States; (ii) in the case of any gain realized on the sale or exchange of a debt security by an individual Non-U.S. Holder, that holder is present in the United States for 183 days or more in the taxable year of the sale, exchange or retirement and certain other conditions are met; or (iii) the Non-U.S. Holder is subject to tax pursuant to provisions of the Code applicable to certain expatriates. Non-U.S. Holders should consult their own tax advisors regarding the U.S. federal income and other tax consequences of owning debt securities.

Backup Withholding and Information Reporting

Backup withholding and information reporting requirements may apply to certain payments and accrued OID on the debt securities, and of proceeds of the sale or other disposition of the debt securities, made to U.S. Holders. A U.S. Holder may be subject to backup withholding tax if it fails (i) to furnish its U.S. taxpayer identification number, (ii) to certify that it is not subject to backup withholding or (iii) to otherwise comply with the applicable requirements of the backup withholding rules. Certain U.S. Holders are not subject to the backup withholding and information reporting requirements. Non-U.S. Holders may be required to comply with applicable certification procedures to establish that they are not U.S. Holders in order to avoid the application of such information reporting requirements and backup withholding. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules generally may be allowed as a refund or claimed as a credit against such holder’s U.S. federal income tax liability provided that the required information is timely furnished to the IRS.

Certain U.S. Holders may be required to report to the IRS certain information with respect to their beneficial ownership of the debt securities not held in an account maintained by certain financial institutions. U.S. Holders that fail to report the required information could be subject to substantial penalties. U.S. Holders should consult their own tax advisors with respect to this and any other reporting requirement that may apply with respect to their acquisition of a debt security.

IRS Disclosure Reporting Requirements

Certain U.S. Treasury Regulations meant to require the reporting of certain tax shelter transactions, or “reportable transactions”, could be interpreted to cover transactions generally not regarded as tax shelters. Under such U.S. Treasury Regulations, it may be possible that certain transactions with respect to the debt securities may be characterized as “reportable transactions” requiring a holder of debt securities who is required to file a tax return to disclose such transaction, such as a sale, exchange, retirement or other taxable disposition of a debt security that results in a loss that exceeds certain thresholds and other specified conditions are met. Prospective investors in the debt securities should consult their own tax advisors to determine the tax return obligations, if any, with respect to an investment in the debt securities, including any requirement to file IRS Form 8886 (Reportable Transaction Statement).

THE ABOVE SUMMARY DOES NOT DESCRIBE OTHER TAX CONSEQUENCES THAT WILL ARISE FROM PURCHASING, HOLDING AND DISPOSING OF THE DEBT SECURITIES BECAUSE THE PRECISE TERMS OF THE DEBT SECURITIES WILL VARY FROM ISSUE TO ISSUE. PERSONS WHO ARE UNSURE OF THEIR TAX POSITION ARE ADVISED TO CONSULT THEIR PROFESSIONAL ADVISORS.

PLAN OF DISTRIBUTION

Jamaica may offer the debt securities: (a) through underwriters or dealers; (b) through agents; or (c) directly to one or more institutional purchasers. Each prospectus supplement will include:

•	The names of any underwriters, dealers or agents;

•

the purchase price of the debt securities of that series or the outstanding debt obligations of Jamaica, or any agency of or statutory corporation owned by Jamaica, or guaranteed by Jamaica to be delivered in exchange for such securities;

•	the net proceeds to Jamaica from the sale of such debt securities;

•	any underwriting discounts, agent commissions or other items constituting underwriters’ or agents’ compensation; and

•	any discounts or concessions allowed or reallowed or paid to dealers.

The underwriters may change any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

Any underwriters or agents used in the same may sell the debt securities either on a “best efforts” or on a firm commitment basis. If the underwriters distribute debt securities on a firm commitment basis, the underwriters will acquire the debt securities for their own account and may resell the debt securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined by the underwriters at the time of sale. Jamaica may offer the debt securities to the public either through underwriting syndicates represented by managing underwriters or directly through underwriters or agents. Unless otherwise set forth in the applicable prospectus supplement, the obligations of the underwriters to purchase the debt securities will be subject to certain conditions precedent and the underwriters will be obligated to purchase all of the debt securities offered thereby if any are purchased. Jamaica may offer the debt securities of any series to present holders of debt securities issued or guaranteed by Jamaica as consideration for the purchase or exchange by Jamaica of these other securities. This offer may be in connection with a publicly announced tender, exchange or other offer for these securities or in privately negotiated transactions. This offering may be in addition to or in lieu of sales of securities directly or through underwriters or agents as set forth in the applicable prospectus supplement.

In compliance with FINRA guidelines, the maximum compensation to any underwriters or agents in connection with the sale of any securities pursuant to this prospectus and any applicable prospectus supplement will not exceed 8% of the aggregate total offering price to the public of such securities as set forth on the cover page of the applicable prospectus supplement; however, it is anticipated that the maximum compensation paid will be significantly less than 8%.

Jamaica may agree to indemnify underwriters, dealers or agents against certain liabilities, including liabilities under the U.S. Securities Act of 1933, or to contribute to payments which the underwriters, dealers or agents may be required to make in respect of any such liabilities. Underwriters, dealers or agents may engage in transactions with or perform services for Jamaica.

OFFICIAL STATEMENTS

Information in this prospectus with a source identified as a publication of Jamaica or one of its agencies or instrumentalities relies on the authority of that publication as an official public document of Jamaica. All other information contained herein is included as an official public statement made on the authority of the Minister of Finance and the Public Service.

VALIDITY OF ANY SERIES OF DEBT SECURITIES

The validity of the debt securities will be passed upon on behalf of Jamaica by the Attorney General’s Department of Jamaica on matters relating to Jamaican law and by Paul Hastings LLP on matters related to United States law. The validity of any particular series of debt securities will be passed upon on behalf of Jamaica by the Attorney General’s Department of Jamaica on matters relating to Jamaican law and by United States counsel to Jamaica on matters related to United States law, and on behalf of any underwriters, dealers or agents by United States and Jamaican counsel identified in the related prospectus supplement.

AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

The authorized agent of the Government of Jamaica in the United States is the Consul General, Consulate General of Jamaica, 767 Third Avenue, New York, New York 10017.

ISSUER

Government of Jamaica

Ministry of Finance and the Public Service

30 National Heroes Circle

Kingston 4

Jamaica

TRUSTEE, PRINCIPAL PAYING AGENT AND REGISTRAR

Deutsche Bank Trust Company Americas

Trust & Securities Services

1 Columbus Circle,

4th Floor, MS: NYC01-0417

New York, New York 10019

United States of America

PAYING AGENT AND TRANSFER AGENT

Deutsche Bank Luxembourg S.A.

2 Boulevard Konrad Adenauer

L-1115 Luxembourg

LEGAL ADVISORS

To the Government as to Jamaican law	To the Government as to United States law

The Attorney General’s Chambers One Belmont 1-3 Belmont Road Kingston 5 Jamaica	Paul Hastings LLP 200 Park Avenue New York, New York 10166 United States of America

To the Underwriters as to Jamaican law	To the Underwriters as to United States law

Patterson Mair Hamilton Temple Court 85 Hope Road Kingston 6 Jamaica	Cleary Gottlieb Steen & Hamilton LLP One Liberty Plaza New York, New York 10006 United States of America

You should read this prospectus supplement along with the accompanying prospectus dated September 2, 2026. You should rely only on the information contained or incorporated by reference in this prospectus supplement, including Exhibit C and Exhibit D to Jamaica’s annual report on Form 18-K for the year ended March 31, 2026, filed with the SEC on July 21, 2026, and the accompanying prospectus. We have not authorized anyone to provide you with information that is different. This prospectus supplement may only be used where it is legal to sell these securities. The information in this prospectus supplement may be accurate only on the date hereof.

U.S.$1,000,000,000

Government of Jamaica

6.250% Notes due 2037

Global Coordinator

Citigroup

Joint Lead Managers and Joint Bookrunners

Citigroup	Scotiabank

September 10, 2026

Until 40 days after the settlement date, all dealers effecting transactions in the notes, whether or not participating in this offering, may be required to deliver a copy of this prospectus supplement and the accompanying prospectus, as they may have been supplemented. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.